  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999.



                                                     REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                             RSL COMMUNICATIONS PLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                            RSL COMMUNICATIONS, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



      UNITED KINGDOM                  4813                       N/A
          BERMUDA                     4813                       N/A
      (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S.EMPLOYER
      JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR      CLASSIFICATION CODE NUMBER)
       ORGANIZATION)
                             ----------------------
  RSL COMMUNICATIONS PLC                               RSL COMMUNICATIONS, LTD.
    9 OLD QUEEN STREET                                     CLARENDON HOUSE
    WESTMINSTER LONDON                                      CHURCH STREET
  UNITED KINGDOM SW 1H9JA                               HAMILTON HM CX BERMUDA
                                                           (441) 295-2832
                                                        (ADDRESS AND TELEPHONE
                                                              NUMBER OF
                                                        REGISTRANT'S PRINCIPAL
                                                          EXECUTIVE OFFICES)


                             ----------------------


                                 ITZHAK FISHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      RSL COMMUNICATIONS, N. AMERICA, INC.
                          767 FIFTH AVENUE, SUITE 4300
                               NEW YORK, NY 10153
                                 (212) 317-1800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                             ----------------------


                                    Copy to:



                           GEORGE E.B. MAGUIRE, ESQ.
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                               NEW YORK, NY 10022

                             ----------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.



    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                             ----------------------


                        CALCULATION OF REGISTRATION FEE


                                                                                                    PROPOSED MAXIMUM
                                                                                PROPOSED MAXIMUM       AGGREGATE       AMOUNT OF
         TITLE OF EACH CLASS OF                       AMOUNT TO BE              OFFERING PRICE         OFFERING       REGISTRATION
      SECURITIES TO BE REGISTERED                    REGISTERED(1)              PER UNIT(1)            PRICE(1)           FEE
                                                      $175,000,000
 9 7/8% Senior Exchange Notes due 2009              principal amount               100%              $175,000,000       $48,650

  Guarantee of 9 7/8% Senior Exchange
             Notes due 2009                               N/A                      N/A                    N/A              (2)




(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is payable with respect to the Guarantee.



    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE INFORMATION IN THIS PROSPECTUS WILL BE AMENDED OR COMPLETED; DATED OCTOBER 29, 1999

PROSPECTUS



                             OFFER TO EXCHANGE FOR
           ALL $175,000,000 OUTSTANDING 9 7/8% SENIOR NOTES DUE 2009



                             RSL COMMUNICATIONS PLC

                                    [LOGO]

             GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY
                            RSL COMMUNICATIONS, LTD.


                             ----------------------


     In exchange for the old notes listed above, RSL Communications PLC is offering the following new notes:



          New 9 7/8% notes: We are offering $175,000,000 new 9 7/8% senior exchange notes due 2009 in exchange for our outstanding $175,000,000 9 7/8% senior notes due 2009.



     INVESTING IN THE NEW NOTES INVOLVES RISKS. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10.



  The new notes:



     We issued our 9 7/8% senior notes due 2009 on May 13, 1999. The terms of the new notes we will issue in the exchange offer are identical to the terms of the old notes except that:



     o The new notes will be free of transfer restrictions for most investors.





     o The new notes will not contain provisions relating to additional interest.



  The exchange offer:



     o The exchange offer will expire at 5:00 p.m., New York City time, on
                    , 1999, unless extended.



     o The exchange offer is subject to customary conditions. We may waive these conditions.



     o We will exchange new 9 7/8% notes for all outstanding old 9 7/8% notes validly tendered to us and not withdrawn.



     o If you tender old notes to us, you may withdraw your tender at any time prior to the expiration of the exchange offer.



     o If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them will be adversely affected.



     o We will not receive any proceeds from the exchange offer.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


               The date of this prospectus is             , 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the Commission:



          o our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;



          o our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999, as amended; and


          o our current report on Form 8-K dated October 29, 1999.


     We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.



     We will provide promptly without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to RSL Communications, Ltd., Clarendon House, Church Street, Hamilton HM CX Bermuda, telephone number (441) 295-2832. YOU SHOULD REQUEST ANY SUCH INFORMATION AT LEAST FIVE DAYS IN ADVANCE OF THE DATE ON WHICH YOU EXPECT TO MAKE YOUR DECISION WITH RESPECT TO THIS OFFER. IN ANY EVENT, YOU MUST REQUEST
SUCH INFORMATION PRIOR TO                         , 1999.

                            ------------------------




                      CERTAIN UK RELATED REGULATORY ISSUES



     Persons in the United Kingdom will be eligible to receive the new notes issued in the exchange offer only if the ordinary activities of such persons involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the UK for purposes of the Public Offers of Securities Regulations of 1995.



     This prospectus is being distributed on the basis that each person in the UK to whom this prospectus is issued is reasonably believed to be a person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on and, accordingly, by accepting delivery of this prospectus the recipient warrants and acknowledges that it is a person falling within any such exemption.

                            ------------------------


     THE EXCHANGE OFFER IS NOT BEING MADE, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS OF OLD NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus and the consolidated financial statements and related notes and other information incorporated in this prospectus by reference. See "Incorporation of Certain Documents by Reference." Industry data used in this prospectus were obtained from industry publications and we have not independently verified it. Certain of the information contained in this prospectus, including information with respect to our plans and strategy for its business and related financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."



                               THE EXCHANGE OFFER



     On May 13, 1999, we issued the old 9 7/8% notes, in an aggregate principal amount at maturity of $175,000,000. The offering of old notes was exempt from registration under the Securities Act of 1933.



     We have agreed to use our best efforts to complete the exchange offer for the old notes by February 7, 2000. The terms of the exchange offer, which are specified in greater detail in the main body of this prospectus and the accompanying Letter of Transmittal, include the following:



Issuer....................................  RSL Communications PLC.

Guarantor.................................  RSL Communications, Ltd.

Offer of New 9 7/8% Notes.................  We are offering up to $175,000,000 principal amount at maturity of
                                            9 7/8% senior exchange notes due 2009 in exchange for a like principal amount at maturity of old 9 7/8% notes.

Exchange Procedures.......................  The procedures that you must follow to tender old notes in the exchange offer are specified in the section of this prospectus labeled "The Exchange Offer."

Expiration Date...........................  The exchange offer will expire at 5:00 p.m. New York City time, on
                                                            , 1999, or such later date and time to which it is
                                            extended.

Withdrawal................................  You may withdraw your tender of old notes pursuant to the exchange offer at any time prior to the expiration date. If for any reason we do not accept any old note that you tender for exchange we will return that old note to you at our expense as promptly as practicable after the expiration or termination of the exchange offer.

Conditions of the
  Exchange Offer..........................  We will be required to complete the exchange offer only if certain conditions are satisfied. If any of the conditions to the exchange offer are not satisfied, however, we may nevertheless waive them and complete the exchange offer. See the section of this prospectus labeled "The Exchange Offer" under the heading "Conditions." We may terminate or amend the exchange offer at any time prior to the expiration date.

United States Federal Income Tax
  Consequences............................  The exchange of old notes for corresponding new notes will not constitute a taxable exchange for U.S. federal income tax purposes.
                                            See "Certain United States Federal Income Tax Considerations."

Exchange Agent............................  The Chase Manhattan Bank is serving as exchange agent for the exchange offer.

Use of Proceeds...........................  We will not receive any proceeds from the exchange offer.





                      SUMMARY DESCRIPTION OF THE NEW NOTES



     The terms of the new notes and the terms of the old notes for which they are offered in exchange are identical in all material respects, except that
(1) the new notes will be free of transfer restrictions for most investors, as described below opposite the caption "Resales," and (2) the new notes will not contain provisions related to additional interest. The terms of the new notes, which are specified in greater detail in the main body of this prospectus, include the following:



New 9 7/8% Notes
     Principal Amount.....................  Up to $175,000,000 principal amount at maturity of 9 7/8% senior exchange notes due 2009.
     Maturity.............................  November 15, 2009.
     Interest.............................  Annual rate: 9 7/8% on the principal amount at maturity.
                                            Payments: Every six months on May 15 and November 15.
                                            First payment: November 15, 1999.
Accrual of Interest.......................  Interest on each new note will accrue from the last interest payment date on which interest is paid on the old note surrendered in exchange therefor or, if no interest has been paid on such old note, from the date of the original issue of such old note. If we accept your old notes for exchange you will not receive any notes otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the exchange offer for the old notes.
Resales...................................  We believe that you may offer the new notes for resale, resell the new notes and otherwise transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities
                                            Act, so long as:
                                            o you acquire the new notes in the exchange offer in the ordinary course of your business;
                                            o you are not participating in any distribution of the new notes that you obtain in the exchange offer and you do not intend to
                                              participate and have no arrangement or understanding with any person to participate in any such distribution; and
                                            o you are not affiliated with us.
New Notes Guarantee.......................  RSL Communications, Ltd. has unconditionally guaranteed the payment of principal, interest and any other amounts owed with respect to the new notes. If RSL Communications PLC cannot make payments on the new notes when they are due then RSL Communications, Ltd. will be required to make those payments.

Ranking...................................  The new notes and the new notes guarantee will rank equally with our other unsecured senior indebtedness.

                                            Our principal operations are conducted through subsidiaries.
                                            Accordingly, the new notes and the new notes guarantee will effectively rank behind all indebtedness of our other subsidiaries.
                                            In addition, holders of our secured obligations will have claims that rank ahead of the claims of the holders of the new notes and the guarantee with respect to the assets securing such other obligations.
                                            As of June 30, 1999, on a pro forma basis after giving effect to all of our recent securities offerings:

                                            o the total amount of our outstanding liabilities (excluding those of our subsidiaries), including trade payables, would have been approximately $1.2 billion; and

                                            o the total amount of outstanding liabilities of the Guarantor's subsidiaries (other than the Issuer), including trade payables, would have been approximately $611.1 million.

Additional Amounts; Tax
  Redemption..............................  Payments we make pursuant to the new notes or the new notes guarantee will be made without withholding or deduction for taxes unless required by law. If withholding is required as a result of (1) a change to current law or the interpretation or administration thereof, or (2) a Listing Failure (as defined in the section
                                            "Description of the New Notes and the New Notes Guarantee" under the heading "Additional Amounts"), we will pay, subject to certain exceptions, Additional Amounts as may be necessary so that net payments will be no less than the amounts provided for in the new notes. In the event that (A) we have become or will become obligated to pay any Additional Amounts as a result of such change (or, in certain cases, such Listing Failure) and (B) we are unable to avoid such obligation to pay additional amounts by taking reasonable measures available to us, then we may redeem all, but not less than all, the new notes at any time at 100% of their principal amount plus accrued interest.

Change of Control.........................  If we sell certain assets or if we experience specific kinds of changes of control, we must offer to repurchase the new notes at a purchase price equal to 101% of their principal amount plus accrued interest, if any, to the date of purchase.

Basic Covenants...........................  The new notes will be governed by an Indenture that we have established with an indenture trustee. The Indenture restricts our ability to:

                                            o borrow money,

                                            o pay dividends or make distributions on our capital stock,

                                            o make investments or certain other restricted payments,

                                            o use assets as security in other transactions,

                                            o sell assets,

                                            o issue or sell capital stock of Restricted Subsidiaries (as defined), or
                                            o effect a consolidation or merger.



For more details, see the section "Description of the New Notes and the New Notes Guarantees" under the heading "Covenants."



                               RSL COMMUNICATIONS



     We are a global, facilities-based telecommunications company that provides leading edge product and service solutions, with an emphasis on international long distance voice services, primarily to small and medium-sized businesses in key markets around the world. Our services include international and national fixed and wireless, frame relay, ATM and other data services, pre and post paid calling card, fax, Internet acess, voice over Internet protocol, private line, unified messaging and other value-added telecommunications services. Since starting operations in the United States in 1995, we have grown rapidly through acquisitions, strategic investments, joint ventures, alliances, and the start-up of its own operations in key markets. We generate revenue in 20 countries in which approximately 70% of all international long distance telecommunications minutes originated in 1997.



     We were formed to capitalize on the growth, deregulation and profitability of the international long distance switched telecommunications market. We currently have significantly less than a 1% share of this market, which as a whole generated an estimated $56 billion in revenue and 90 billion minutes in 1998. International long distance minutes are projected to grow between approximately 18% and 22% per annum through the year 2001.



     We are building a low-cost, facilities-based global network designed to provide high quality telecommunications services and developing a wide range of marketing and distribution channels to expand its customer base. The core of our operations is "RSL-NET," our integrated digital telecommunications network. Our local operators in each country market their services through direct sales forces, strategic marketing alliances, networks of independent agents and distributors, and telemarketing organizations.



     The key elements of our strategy for capitalizing on opportunities in the long distance market and becoming the premier provider of leading edge product and service solutions are as follows:


     o Focus on International Long Distance Services.

     o Identify and Enter Key Markets Ahead of Full Deregulation.

     o Target Small and Medium-Sized Businesses as Potential Customers.

     o Build a Cost Competitive Global Network.

     o Expand Marketing and Distribution Channels.

     o Pursue Strategic Acquisitions and Alliances.

     o Leverage Expertise of Management Team.

     o Expand Internet-Based Telephony and On-Line Service Offerings.






                              RECENT DEVELOPMENTS



     On September 3, 1999 deltathree.com, Inc., one of our wholly-owned subsidiaries, filed a preliminary registration statement with the Securities and Exchange Commission to register the initial public offering of its common stock. Amendment No. 1 to the deltathree registration statement was filed on October 19, 1999. We expect the offering to be completed in the fourth quarter of 1999.

     In addition, in September 1999, we amended several indentures with respect to our outstanding debt to facilitate certain issuances and sales of common stock of deltathree and one of our Australian subsidiaries, including the issuance and sale by deltathree in the pending initial public offering of shares of its common stock. For more information, see the subsection entitled "Amendments to Indentures" located in the section entitled "Description of Certain Indebtedness."



                                  RISK FACTORS



     See the "Risk Factors" section beginning on page 10 for a discussion of certain risks that you should consider before exchanging old notes for new notes, including risks relating to our needs for additional capital, historical and future net operating losses and negative EBITDA (as defined), substantial indebtedness, holding company structure, rapidly changing industry, increasing pricing pressures and government regulatory restrictions.



                                  HEADQUARTERS



     Our headquarters are located at Clarendon House, Church Street, Hamilton HM CX Bermuda (telephone number: 441-295-2832). We also maintain executive offices for some of our operations at 767 Fifth Avenue, Suite 4300, New York, New York 10153 (telephone number: 212-317-1800).

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below contain selected consolidated financial data for each of the years in the five year period ended December 31, 1998 and as of and for the six-month periods ended June 30, 1998 and June 30, 1999. The selected consolidated statements of operations presented below with respect to the years ended December 31, 1998, 1997 and 1996 and balance sheet data as of December 31, 1997 and 1998 have been derived from the consolidated statements, audited by Deloitte & Touche LLP, incorporated by reference. The selected consolidated statements of operations data for the year ended December 31, 1995 and balance sheet data as of December 31, 1995 and 1996 are derived from audited financial statements not inlcuded in this prospectus. The information as of and for the year ended December 31, 1994 has been derived from the financial statments of the our predecessor entity, RSL North America, formerly International Telecommunications Group. You should read this information along with our consolidated financial statements and the related notes incorporated in this prospectus by reference. See "Incorporation of Certain Documents by Reference." The results of interim periods are not necessarily indicative of results that may be expected for the full year.



                                                          YEARS ENDED DECEMBER 31,                             SIX MONTHS
                                        ------------------------------------------------------------         ENDED JUNE 30,
                                        PREDECESSOR                                                    ---------------------------
                                          1994        1995(1)      1996        1997       1998(10)        1998           1999
                                        -----------   --------   ---------   ---------   -----------   ------------   ------------
                                                            ($ AND SHARES IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENT OF OPERATIONS:
Revenues..............................    $ 4,702     $ 18,617   $ 113,257   $ 300,796   $   885,938    $  298,202     $  707,981
Operating costs and expenses:
  Costs of services (exclusive of
    depreciation and amortization
    shown separately below)...........     (4,923)     (17,510)    (98,461)   (265,321)     (702,602)     (251,865)      (508,878)
  Selling, general and administrative
    expense...........................     (2,395)      (9,639)    (38,893)    (94,712)     (238,141)      (79,817)      (213,823)
  Depreciation and amortization.......       (240)        (849)     (6,655)    (21,819)      (75,445)      (21,124)       (80,083)
                                          -------     --------   ---------   ---------   -----------    ----------     ----------
Total operating costs and expenses....     (7,558)     (27,998)   (144,009)   (381,852)   (1,016,188)     (352,806)      (802,784)
                                          -------     --------   ---------   ---------   -----------    ----------     ----------
Loss from operations..................     (2,856)      (9,381)    (30,752)    (81,056)     (130,250)      (54,604)       (94,803)
Interest income.......................         --          173       3,976      13,826        16,104        10,834         11,094
Interest expense......................       (225)        (194)    (11,359)    (39,373)      (75,431)      (33,330)       (60,274)
Other income--net.....................         --           --         470       6,595(2)         739          204            180
Foreign exchange transaction (loss)
  gain................................         --           --          --          --       (11,055)       (1,708)        14,028
Minority interest.....................         --           --        (180)        210         6,079         2,728            822
Loss in equity interest of
  unconsolidated subsidiaries.........         --           --          --          --        (3,276)           --           (376)
Income taxes..........................         --           --        (395)       (401)       (1,334)         (634)          (490)
                                          -------     --------   ---------   ---------   -----------    ----------     ----------
Loss before extraordinary item........     (3,081)      (9,402)    (38,240)   (100,199)     (198,424)      (76,510)      (129,819)
Extraordinary item(3).................         --           --          --          --       (20,800)      (20,800)            --
                                          -------     --------   ---------   ---------   -----------    ----------     ----------
Net loss..............................    $(3,081)    $ (9,402)  $ (38,240)  $(100,199)  $  (219,224)   $  (97,310)    $ (129,819)
                                          -------     --------   ---------   ---------   -----------    ----------     ----------
                                          -------     --------   ---------   ---------   -----------    ----------     ----------
Loss per common share before
  extraordinary item(4)...............    $(15.41)    $  (1.67)  $   (5.13)  $   (5.27)  $     (4.52)   $    (1.82)    $    (2.44)
Extraordinary item per common
  share(3)(4).........................    $    --     $     --   $      --   $      --   $     (0.47)   $    (0.50)    $       --
Net loss per common share (4).........    $(15.41)    $  (1.67)  $   (5.13)  $   (5.27)  $     (4.99)   $    (2.32)    $    (2.44)
Weighted average number of common
  shares outstanding(4)...............        200        5,641       7,448      19,008        43,913        42,021         53,163
OTHER FINANCIAL DATA:
EBITDA(as defined)(5).................    $(2,616)    $ (8,532)  $ (24,097)  $ (59,237)  $   (54,805)   $  (33,480)    $  (14,720)
Ratio of earnings to fixed
  charges(6)..........................         --           --          --          --            --            --             --
Capital expenditures(7)...............      1,126        6,074      23,880      49,417       247,665        41,801         93,309
Cash (used in) provided by operating
  activities..........................     (1,987)       3,554     (10,475)    (91,812)      (82,752)     (108,205)       (79,628)
Cash used in investing activities.....       (478)     (16,537)   (225,000)    (18,821)     (509,438)      (85,136)      (134,256)
Cash provided by financing
  activities..........................      2,888       18,143     335,031     152,035       815,476       368,571        168,696

                                                                                           AS OF
                                                                                       JUNE 30, 1999
                                                                                       -------------
                                                                                          ACTUAL
                                                                                       -------------
BALANCE SHEET DATA:
Cash and cash equivalents............................................................   $ 320,704
Marketable securities available for sale.............................................     149,034
Restricted marketable securities(8)..................................................      10,101
Total assets.........................................................................   1,845,305
Short-term debt, current portion of long-term debt, and current portion of capital
  lease obligations(9)...............................................................      24,757
Long-term debt and capital lease obligations(9)......................................   1,249,126
Shareholders' equity.................................................................      37,490


------------------
 (1) Effective with the acquisition of a majority equity interest in RSL North America, in September 1995, we began to consolidate RSL North America's operations. From March 1995, the date of our initial investment, to September 1995, we accounted for our investment in RSL North America using the equity method of accounting.

 (2) Other income-net includes the reversal of specific liabilities accrued in connection with our obligations under an agreement that required us to meet a carrier vendor's minimum usage requirements, which agreement was entered into by one of our subsidiaries prior to our acquisition of that subsidiary. During May 1997, we renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

 (3) Extraordinary item represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of the notes we issued in 1996.


 (4) Loss per share is calculated by dividing the loss attributable to our common shares (Class A common shares and Class B common shares) by the weighted average number of common shares outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to (a) outstanding stock options, (b) unexercised warrants, (c) the warrant to purchase 459,000 Class B common shares at an exercise price of $.00457 per share, subject to adjustment, issued to Ronald S. Lauder as consideration for his previous guarantee of a revolving credit facility, (d) options granted to a number of minority shareholders of our subsidiaries, exercisable on the occurrence of specific events, to exchange their shares in the respective subisidiaries for, in specific circumstances, Class A common shares or, in specific circumstances, cash or
     (e) incentive units, which are options granted to some of the employees of our subsidiaries to acquire shares of the subsidiaries or similar rights, some of which are exercisable currently and the right to exchange these incentive units for Class A common shares or, in other circumstances, at our option, cash, are not included in the loss per share calculation as their effect is anti-dilutive.


 (5) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. Second quarter 1999 EBITDA loss includes $2,9 million in non-cash compensation expense related to stock incentive awards that were previously granted to employees in various subsidiaries under local stock incentive plans.

 (6) The ratio of earnings to fixed charges is computed by dividing the loss from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized and that portion of rental expense deemed to be representative of interest. For the years ended December 31, 1994, 1995, 1996, 1997, 1998 and the six months ended June 30, 1999 earnings were insufficient to cover fixed charges by approximately $3.1 million, $9.4 million, $37.7 million, $100.0 million, $199.9 million and $129.8 million, respectively.

 (7) Capital expenditures include assets acquired through capital lease financing and other debt.


 (8) Restricted marketable securities held to maturity consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the notes we issued in 1996.



 (9) As of June 30, 1999, we had approximately $31.9 million of available (undrawn) borrowing capacity under our current bank and vendor facilities.



(10) During 1998, we acquired various companies. See footnote 2 of the consolidated financial statements incorporated herein by reference for information regarding these acquisitions.

                                  RISK FACTORS


     An investment in the new notes involves risks. You should carefully consider the following factors as well as the other matters described in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely affect our business operations. Our business, financial condition or results of operations would likely be adversely affected if any of the following risks actually occur.



     This prospectus contains "forward-looking statements" regarding our intent, belief or current expectations. These forward-looking statements relate to our financing plans, the regulatory environments in which we operate, trends affecting our financial condition or results of operations, the impact of competition, the start-up of certain of our operations and acquisition opportunities. We caution that forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Cautionary statements in this prospectus, including information contained in this "Risk Factors" section, identify important factors that could cause such differences. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained in this prospectus.



IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES; THE OLD NOTES ARE SUBJECT TO TRANSFER RESTRICTIONS, AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.



     As old notes are tendered and accepted in the exchange offer, the trading market for the remaining untendered or tendered but not accepted old notes will be adversely affected. We anticipate that most holders of the old notes will elect to exchange the old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act. Therefore, we anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially limited.



     We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or are exempt from registration under the Securities Act and applicable state securities laws. If you do not tender your old notes or they are not accepted for exchange, you will have no further rights under the registration rights agreement. See the section "The Exchange Offer" under the heading "Consequences of Failure to Exchange." We do not anticipate that we will register old notes under the Securities Act.


WE HAVE A SHORT OPERATING HISTORY AND LIMITED OPERATING EXPERIENCE. THIS MAY NEGATIVELY AFFECT FUTURE OPERATIONS.


     We started operating our business in 1995. Some of our operations were acquired from others. However, most of our operations were started subsequent to 1995. Therefore, our operations have limited operating histories and we have limited experience in conducting those operations.


ENTERING INTO NEWLY OPENING MARKETS HAS SPECIAL RISKS.

     One key aspect of our business strategy is to acquire or start businesses in markets where there was little, if any, privately-owned telephone service and where government-owned or government-controlled monopolies provide most of the telephone services. You should consider our prospects in light of the risks, expenses, problems and delays inherent in both establishing a new business and in establishing a new business in a market where competition did not previously exist, where customers are not accustomed to having choices and where our abilities are unknown. These inherent risks, expenses, problems and delays, many of which we have experienced, include, but are not limited to:

          o significant initial expenditures to build infrastructure (for example, purchases of switches and ownership and other rights to use fiber optic and wired cable systems to transport and route phone calls)

          o scarcity of experience in market

          o absence of recognition by consumers

          o reluctance of consumers to use an untested service provider

          o lack of consumer education


          o resistance by consumers, regulators and existing competitors to a change in the status quo


          o need to commit to arrangements regarding transmission of phone calls prior to knowing level of customer usage

          o legislative delays in adopting necessary laws and regulations

     Additionally, we have discounted and may need to discount services in order to attract and retain customers and to compete with discounted prices offered by our competitors. We have incurred low and negative operating margins in some countries due, in part, to discounting and the other risks listed above. Some of our competitors are in a better financial position to absorb these losses. Some of the listed risks are described in further detail below.




WE MAY EXPERIENCE PROBLEMS INTEGRATING OUR NEW OPERATIONS.


     When we acquire or start a business we must integrate it with our existing operations. For businesses that we acquire, we must integrate various systems and administrative matters, including:

o switching operations

o transmission

o information systems

o sales and marketing

o customer service

o billing

o finance and accounting

o quality control

o management

o personnel

o regulatory compliance

Some or all of the operational hardware and software systems used in businesses we acquire may be incompatible with our systems. Acquired businesses also may offer products and services that we have no previous or limited experience in providing, such as, in the case of the recent Motorola Tel.co acquisition, the wireless resale business. Acquired businesses generally suffer from higher levels of employee resignations and customer terminations, beginning when employees and customers learn of a proposed transaction and ending some time after the transaction has been completed. We have experienced high levels of customer attrition and turnover in certain acquired businesses in the United States, Australia, France and Germany. In connection with the recent Motorola Tel.co acquisition, we have experienced higher levels of customer attrition than previously experienced by our European operations.

     In countries where we expand by establishing a new business, we must:

          o recruit and train personnel;

          o establish offices;

          o obtain regulatory authorization;

          o lease transmission lines from our competitors;

          o obtain interconnection agreements with our competitors; and

          o install hardware and software.

In addition, since we already operate businesses in many countries and we intend to expand into additional countries and regions, we must manage the problems associated with integrating a culturally and linguistically diverse workforce.

OUR ANTICIPATED GROWTH AND ACQUISITIONS MAY STRAIN OUR BUSINESS OPERATIONS.

     We have experienced rapid growth and we intend to pursue further expansion of our existing operations through acquisitions, joint ventures and strategic alliances, and the establishment of new operations. Our ability to manage our growth depends on our ability to:

          o evaluate new markets and investment vehicles;

          o monitor operations and control costs;

          o maintain effective quality controls;

          o obtain satisfactory and cost-effective lease rights from, and interconnection agreements with, competitors that own transmission lines; and

          o create or integrate an effective management team and operations infrastructure.

     Our rapid growth puts strains on our resources, including our ability to:

          o identify additional acquisition targets and joint venture partners;

          o negotiate acquisition and joint venture agreements; and

          o maintain satisfactory relations with our joint venture partners and minority investors in acquired entities.

In addition, acquisitions and the establishment of new operations entail considerable expense in advance of anticipated revenues and may cause substantial fluctuations in our operating results.


     Moreover, we may, as a result of legal restrictions or other reasons, be limited to acquiring only a minority interest in a strategic target, in which case we will lack control over the target company's operations and strategies. Any lack of control may interfere with our growth and the integration of our operations.


     In addition, we have in the past acquired, and may continue to acquire, interests in operations for strategic reasons, even though those operations had or have operational or managerial problems or were or are incurring losses. These operational or managerial problems or losses have caused and may in the future cause us significant operational difficulties or consume substantial monetary, management and other resources.

OUR PLANNED EXPANSIONS WILL RESULT IN CONTINUED LOSSES.


     We have generated net losses of $497.0 million from our inception through June 30, 1999. We have also incurred losses from operations before depreciation and amortization, or EBITDA, since inception. We must continue to expand our operations and meet increasing demands for service, quality, availability of value-added services and competitive pricing to establish and maintain a competitive position in our markets. When we say value-added services, we mean services such as video-teleconferencing, on-line billing services, consolidated billing for all services offered by us, on-line directory assistance, on-line conference calling, and international directory assistance. We expect to incur significant net losses at least through 2001 due to our need to expand our operations, develop RSL-NET and build our customer base and marketing operations and as a result of our interest expenses in connection with our notes. In addition, we may also experience negative cash flow from operating activities through 2000. We cannot be sure that significant net losses, negative cash flow from operating activities and negative EBITDA will not continue beyond the periods indicated.


WE MAY NEED TO RAISE ADDITIONAL CAPITAL REGARDLESS OF MARKET CONDITIONS.


     We made capital expenditures of approximately $247.7 million in 1998.
In 1999 and 2000, we intend to make capital expenditures of similar amounts. Through June 30, 1999 we made capital expenditures of $93.3 million. We have also experienced a consistently increasing working capital deficit. We also currently intend to seek to raise substantial additional capital to fund our capital expenditures, acquisitions, strategic alliances, start-up operations and anticipated substantial net losses. After this offering, the limitations under our most restrictive covenants will prohibit us from incurring any significant amounts of additional indebtedness to fund net losses unless we complete a significant equity offering or generate significant positive cash flow from operations. We believe that the proceeds from the sale of the old notes and the remaining net proceeds from our previous sales of stock (equity) and notes (indebtedness) and other sources of cash will be sufficient to fund our capital expenditure and expansion plan for our existing operations, as well as continuing net losses, through the first half of 2000, if we do not raise additional capital due to market conditions or otherwise. We may be required to seek additional capital regardless of market conditions if:


          o our plans or assumptions change or prove to be inaccurate;

          o we identify additional required or desirable infrastructure investments or acquisitions;

          o we experience unanticipated costs or competitive pressures; or

          o the remaining net proceeds from the sale of our securities and other sources of available liquidity otherwise prove to be insufficient.


     We may also be required to raise capital to pay interest or principal on, or to refinance the new notes or other outstanding notes when they mature. We cannot be sure that we will be able to raise additional capital. The failure to obtain additional capital on acceptable terms could negatively impact our business, results of operations and financial condition and our ability to pay interest on or repay our existing obligations, including our ability to pay principal of and interest on the new notes.


OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM SATISFYING OUR OBLIGATIONS.

     At June 30, 1999, we had total consolidated indebtedness of approximately $1.2 billion and stockholder's equity of approximately $37.5 million. We may incur substantial amounts of additional indebtedness.

     For the years ended December 31, 1995, 1996, 1997, and 1998 and for the six months ended June 30, 1999, our earnings were insufficient to cover our fixed charges. The deficiency was approximately $9.4 million for the year ended December 31, 1995, $37.7 million for the year ended December 31, 1996, $100.0 million for the year ended December 31, 1997, and $199.9 million for the year ended December 31, 1998 and $129.8 million for the six months ended June 30, 1999.


     If (1) our operations do not generate enough revenues or (2) we cannot obtain, at acceptable rates, sufficient funds to make our debt payments when they are due or (3) we fail to comply with the material terms of the legal documents governing our indebtedness, the value of the new notes could be adversely affected.

OUR HIGH LEVEL OF DEBT COULD ALSO RESTRICT OUR BUSINESS SIGNIFICANTLY.

     Our level of indebtedness could have important consequences to you because:

          o it could limit our ability to obtain any additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

          o a substantial portion of any future cash flow from operations will be dedicated to the payment of our indebtedness and will not be available for investment in our business;

          o it could limit our flexibility in planning for, or reacting to changes in, our business;

          o it could place us at a competitive disadvantage compared to competitors who have less debt; and

          o it could make us more vulnerable in the event of a downturn in our business or a general downturn in the economy in any of our significant markets.


The foregoing risks would be intensified to the extent we may borrow additional money or incur additional debt. For more information regarding this topic, see "Selected Consolidated Financial Data" located in the Summary section of this prospectus.


THE LEGAL DOCUMENTS GOVERNING OUR INDEBTEDNESS RESTRICT OUR ABILITY TO TAKE CERTAIN ACTIONS.

     The legal documents governing our outstanding indebtedness contain restrictive covenants which impose limitations on our ability and the ability of some of our subsidiaries to:

          o incur additional indebtedness;

          o pay dividends or make other distributions;

          o issue capital stock of some of our subsidiaries;

          o guarantee debt;

          o enter into transactions with shareholders and affiliates;

          o create liens;

          o enter into sale-leaseback transactions;

          o sell assets; and

          o make some types of investments.


As described above, these restrictions could inhibit us from raising additional capital to fund our operations and planned expansions, which could adversely affect our ability to generate cash to service our debt including the new notes.


WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.


     Our ability to make payments on our indebtedness and to fund planned capital expenditures depends on our ability to generate cash. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We currently believe available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs through the second quarter of 2000.


     We cannot be sure that currently anticipated operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before it becomes due. We cannot be sure that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

OUR HOLDING COMPANY STRUCTURE MAY FURTHER JEOPARDIZE OUR ABILITY TO REPAY OUR OBLIGATIONS.


     We are a holding company and our only material assets consist of stock of our subsidiaries and fluctuating cash balances. We have contributed or loaned to our subsidiaries and other of our affiliates a substantial majority of the net proceeds from our sales of stock and notes and we intend to contribute or loan a substantial majority of the net proceeds from the sale of the old notes to such parties. Our ability to pay our debt obligations, including the new notes and the new notes guarantee, therefore depends upon our ability to receive cash from our subsidiaries. However, our subsidiaries may face difficulties distributing cash to us because:


          o they are legally distinct from us and may have no obligation to pay amounts due by us or to make funds available for us;

          o their ability to make distributions to us is subject to the availability of funds and the terms of their indebtedness;

          o their repayment of loans and advances we made to them may be subject to statutory or contractual restrictions or taxation;

          o their repayment of loans and advances is contingent upon their earnings;

          o their payment of dividends to us may have adverse tax consequences; and

          o their ability to declare and pay dividends to us may be subject to legal restrictions or restrictions contained in organizational documents or loan agreements.


     These subsidiaries also have no obligation to guarantee the new notes. Accordingly, the new notes and the new notes guarantee effectively will be subordinated to all indebtedness and other liabilities and commitments (including trade payables) of these subsidiaries.



     If a subsidiary or other affiliate is liquidated or reorganized, there may not be sufficient assets for us to recover our investment in that subsidiary or affiliate. Any right we have to receive assets from a subsidiary or other affiliate upon its liquidation or reorganization (and the consequent right of the holders of the new notes and the new notes guarantee to those assets) is secondary to the claims of the subsidiary's or affiliate's creditors, unless we are independently recognized as a creditor. Even if we are recognized as a creditor, our claim could be junior to claims held by other creditors.



     Our Bermuda counsel has indicated it will opine that the new notes guarantee will be our valid and binding obligation, subject to standard qualifications regarding bankruptcy, insolvency and similar circumstances. As of June 30, 1999, on a pro forma basis after giving effect to all of our recent securities offerings:



          o our total amount of outstanding liabilities (excluding those of our subsidiaries), including trade payables, would have been approximately $1.2 billion; and



          o the total amount of outstanding liabilities of the subsidiaries of the Guarantor (other than the Issuer), including trade payables, would have been $611.1 million. See the section "Description of the New Notes and the New Notes Guarantee" under the heading "Ranking."


IF WE ARE UNABLE TO ADAPT TO THE RAPIDLY CHANGING INDUSTRY IN WHICH WE OPERATE, WE MAY BE NEGATIVELY AFFECTED.

     The international telecommunications industry is changing rapidly, due to:

          o deregulation;

          o privatization of government-owned telephone monopolies;

          o technological improvements;

          o expansion of telecommunications infrastructure;

          o the globalization of the world's economies; and

          o free trade.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY OR ADJUST OUR CONTEMPLATED PLAN OF DEVELOPMENT TO MEET THESE CHANGING MARKET CONDITIONS.


     Much of our planned growth is predicated upon the deregulation of telecommunications markets. Such deregulation may not occur when or as anticipated, if at all, and we may not be able to grow in the manner or at the rates currently contemplated.


     Moreover, the telecommunications industry is in a period of rapid technological evolution and expansion, marked by the introduction of new products and services offered, including the use of the Internet for international voice and data communications, and increased satellite and fiber optic cable transmission capacity. We cannot predict which of the many possible future products and services will be necessary to establish and maintain a competitive position or what expenditures will be required to develop and provide these products and services, nor can we predict how any developments will affect pricing of telecommunications products and services.

     Our profitability will depend, in part, on our ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on our ability to offer, on a timely basis, services meeting evolving industry standards and customer preferences. We may be unable to adapt to these technological changes or offer these services on a timely basis. Even if we are able to do so, we may not be able to do so at reasonable cost or on a profitable basis.

WORLDWIDE DEREGULATION IS INCREASING COMPETITION IN OUR INDUSTRY. IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR OPERATIONS WILL BE NEGATIVELY IMPACTED.

     Most of the markets we compete in have only recently deregulated or are in the process of deregulating telephone services. Customers in these markets generally are not familiar with obtaining telephone services from anyone other than government-owned or government-controlled monopolies and may be (and often are) reluctant to use new providers. We cannot, therefore, guarantee that our target customers will entrust their telecommunications needs to us. Additionally, our target customers may switch to other service providers as a result of the price competition that often arises in these markets as we, along with other new market entrants, attempt to establish ourselves and gain customers and the existing providers attempt to retain their dominance in their markets. We anticipate increased competition as worldwide deregulation accelerates.

     We must compete with a variety of other telecommunications providers in each of our markets, including:

          o government-owned and government-controlled telephone monopolies, established competitors such as AT&T, Sprint, MCI WorldCom and Cable & Wireless and alliances such as AT&T's alliance with British Telecom that offer long distance services, local service in conjunction with long distance services or packages of value-added services in addition to local and long distance services;

          o a variety of international long distance resellers; and

          o other carriers, including Colt Industries, Global Crossing, GTS, ICG, Pacific Gateway, Primus Telecommunications, Qwest, Star Telecommunications, and Viatel.

     Many of the government-owned or government-controlled monopolies and established competitors have significantly greater financial, management and operational resources than us and more operational history and experience. In addition, government-owned and government-controlled monopolies and existing local carriers generally have specific competitive advantages over us due to (1) their control over and connection to intra-national and local exchange transmission facilities,

(2) their ability to delay access to lines and (3) the reluctance of some regulators to adopt policies and grant approvals that would increase competition. Our local operators in these jurisdictions would be adversely affected to the extent that the government-owned or government-controlled monopolies or incumbent local exchange carriers in any jurisdiction use their competitive advantages to the fullest extent.

     Recent and pending deregulation in each of our markets is encouraging new entrants or empowering incumbents. As a result, we expect to encounter additional regional competitors and increased competition. Moreover, we believe that competition in foreign markets will increase and become increasingly similar to the competitive environment in the U.S.

PRICING PRESSURES MAY NEGATIVELY IMPACT OUR BUSINESS.

     Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered and customer service. Prices for long distance calls, our principal service, are decreasing substantially in most of our markets. These price decreases are significant in some of our markets, particularly in the U.S. and Germany.

     We attempt to discount our services from the prices charged by the government-owned or government-controlled monopolies and other established carriers in each of our markets. We have no control over the prices set by our competitors, and some of our larger competitors may be able to use their substantial financial resources to fund price wars that could cause smaller companies, including us, to exit a market because of the inability to operate profitably. In some deregulated or deregulating markets, including the U.S. and Germany, severe price competition has occurred and, as deregulation progresses in other markets we may encounter severe price competition in those markets.


     There is currently excess international telephone transmission capacity. Industry observers have predicted that this excess capacity may result in significant downward pricing pressures and that, within a few years, the cost of a phone call may no longer be based on the distance the call is carried. Already, some of our competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. This system of pricing, if it were to become prevalent in our markets, would likely have a negative impact on our prospects, financial condition and results of operations and our ability to pay our obligations.


GOVERNMENT REGULATIONS RESTRICT OUR OPERATIONS. DELAY IN THE LIBERALIZATION OF THE EUROPEAN UNION MAY DELAY OUR ENTRY INTO SOME EUROPEAN MARKETS.

     National and local laws and regulations differ significantly among the countries in which we operate. The interpretation and enforcement of these laws and regulations vary and could limit our ability to provide telecommunications services, including telephone calls over the Internet. Changes in laws and regulations, the adoption of new laws and regulatory schemes and future judicial or regulatory intervention in the U.S. or in any other country may have a negative effect on us.

     Our European strategy is based in large part upon the ongoing deregulation of the European Union and deregulation of other foreign markets based on European Commission directives and an international agreement of the World Trade Organization. Several EU member states have already experienced delays in deregulation. Moreover, even if a national legislature of an EU member state implements the relevant EC directives within the time frame established by the EC, there may be significant resistance to the implementation of these measures from government-owned monopolies, regulators within each member country, trade unions and other sources.

     The telecommunications services that we provide in various EU member states are subject to and affected by regulations and license conditions enforced by a national regulatory authority. This authority in the U.K. has imposed mandatory rate reductions on the dominant operator in the U.K.

and is expected to continue to do so for the foreseeable future. This may have the effect of reducing the prices that we can charge our U.K. customers.

     Governments in other foreign markets may also fail to implement deregulation or even if they do implement deregulation it may not proceed on schedule. In addition, even if these other foreign markets act to deregulate their telecommunications markets on the current schedule, the national governments of these foreign markets must pass legislation or other national measures to deregulate the markets within the countries. The national governments may not pass this legislation or other national measures or may not pass them in the form required, or may pass legislation or measures only after a significant delay. These and other potential obstacles to deregulation would have a negative effect on our operations by preventing us from expanding our operations as currently anticipated.


     The Internet telephone services that we provide through our subsidiary, deltathree, may be subject to and affected by regulations introduced by the authorities in each country where deltathree operates. In the U.S., the FCC has advised Congress that it may, in the future, regulate Internet telephone services as basic telecommunications services. In addition, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate Internet telephone services.


IF WE ARE UNABLE TO ACCURATELY PREDICT TRAFFIC VOLUMES, WE MAY BE FORCED TO PAY ADDITIONAL MONIES.


     At least some portion of all telephone calls made by our customers are transported through transmission facilities that we lease from our competitors. We generally lease transmission facilities on a short-term basis, which usually means on a per-minute basis. However, in cases where we anticipate higher volumes of traffic, we lease capacity on a monthly or longer-term fixed cost basis. When we negotiate lease agreements we must estimate future supply and demand for transmission capacity as well as the calling patterns and traffic levels of our existing and future customers. When excess transmission capacity is present, as was the case for many years in the U.S., lease rates have declined and short-term leases have been advantageous. Recently, capacity has been somewhat constrained in the U.S. and the decline in lease rates has slowed. As a result, longer-term leases may become more attractive. If we overestimate the volume of phone calls our customers actually make, we would be obligated to pay for calling capacity without adequate corresponding revenues and could be subject to underutilization charges. On the other hand, if we underestimate our need for calling capacity, we may be required to obtain calling capacity through more expensive means. In the past, we have at times overestimated our need for leased capacity and leased capacity which was underutilized resulted in our paying additional charges. We have at times also underestimated our needs and as a result we have transported traffic at a higher cost. A failure to accurately project needs for leased capacity in the future may have a negative effect on our business and our ability to satisfy our obligations under the new notes.


WE RELY SIGNIFICANTLY ON OTHER CARRIERS. IF WE LOSE THE ABILITY TO USE OTHER CARRIERS OR IF THEY CHARGE US INFLATED PRICES, OUR BUSINESS WOULD BE SIGNIFICANTLY NEGATIVELY IMPACTED.

     We do not own any local transmission facilities and we own only a limited number of intra-national transmission facilities. Therefore, all of the telephone calls made by our customers are connected at least in part through transmission facilities that we lease from competitors who own and maintain their own systems. In many of the foreign jurisdictions in which we conduct business, the primary provider of significant local and intra-national transmission facilities is a government-owned or government-controlled monopoly. Accordingly, prior to full deregulation in those countries, we may be required to lease transmission capacity at artificially high rates. These rates may prevent us from generating gross profit on the related calls. In addition, the governmental monopolies may not be required by law to allow us to lease necessary transmission lines or, if they are required by law to lease transmission lines to us, we may encounter delays in commencing operations and negotiating leases and interconnection agreements (as has been the case in certain countries). Additionally, disputes may result with respect to pricing terms and billing with any third party with which we conduct business.

     In the U.S., the providers of local exchange transmission facilities are generally the incumbent local exchange carriers, principally the regional Bell operating companies. The permitted pricing of local facilities that we lease in the U.S. is subject to uncertainties. An appeals court has held that the FCC does not have jurisdiction to create national rules for the pricing of these facilities, but rather that jurisdiction rests with each of the individual states. Although the U.S. Supreme Court has recently upheld the FCC's jurisdiction, the appeals court is now considering the substantive merits of the FCC's rate methodology. An order by the appeals court rejecting the FCC's rate methodology could make it more burdensome or expensive for us to enter a local market.

     We are also vulnerable to service interruptions and poor transmission quality from leased lines.

     If our relationships with one or more of our carrier vendors were to deteriorate, we could suffer a negative effect on our business, financial condition and results of operations.

SOPHISTICATED INFORMATION SYSTEMS ARE VITAL TO OUR GROWTH. A FAILURE TO HAVE EFFECTIVE INFORMATION SYSTEMS COULD NEGATIVELY IMPACT OUR OPERATIONS.

     Sophisticated information systems are vital to our growth and ability to:

          o monitor costs;

          o bill and receive payments from customers;

          o reduce credit exposure;

          o transport phone calls on the best route in terms of pricing and call quality; and

          o achieve operating efficiencies.

     We currently operate separate network management information systems for our U.S., European and Australian operations. We integrate and operate the information services for all of our local operators from the regional headquarters of those local operators. Specific systems failures that could negatively impact our operations include a failure:

          o of any of our current systems;

          o by us to efficiently implement or integrate new systems;

          o of any new systems; or

          o to upgrade systems as necessary.

THE YEAR 2000 PROBLEM PLACES OUR TECHNOLOGY SYSTEMS AT RISK.

     We are reviewing our computer systems and operations to identify and determine the extent to which any of our systems will be vulnerable to potential errors and failures as a result of the year 2000 problem. The year 2000 problem is the result of the use by computer programs of two digits, rather than four digits, to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations, or other computer errors, causing disruptions of operations. The potential for failures encompasses all aspects of our business, including computer systems and voice networks, and could cause, among other things, a temporary inability to process transactions, billing and customer service or to engage in similar normal business activities.


     We are assessing and upgrading our computer system in an effort to prevent major system failures that could result upon the transition from 1999 to the year 2000. We may be unable to implement these upgrades successfully, and additional steps may be necessary. In addition, our ability to operate without interference from the year 2000 problem is contingent upon remedial efforts by our vendors, customers and other third parties with whom we conduct business. A failure of our computer systems or the failure of our vendors or customers or other third parties to upgrade their software and systems effectively for transition to the year 2000 could have a negative effect on our business and financial condition or results of operations.


     If we complete our assessment without identifying any additional material non-compliant systems operated by, or in the control of, us or of third parties, the most reasonably likely worst case scenario would be a systems failure beyond our control to remedy. Such a failure could materially prevent us from operating our business. We believe that if such a failure occurred it would likely lead to lost revenues, increased operating costs, loss of customers or other business interruptions of a material nature, in addition to potential claims against us.




OUR RESULTS MAY BE AFFECTED BY DEVALUATION AND CURRENCY RISKS.


     Most of our revenues, costs, assets and liabilities are denominated in local currencies. Because of the number of currencies involved, our constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the U.S. dollar, we cannot quantify the effect of exchange rate fluctuations on our future financial condition or results of operations. In the future, we may acquire interests in entities that operate in countries where the export or conversion of currency is restricted. Currently, we do not hedge against foreign currency exchange risks but in the future we may commence hedging against specific foreign currency transaction risks. We may be unable to hedge all our exchange rate exposure economically, and exchange rate fluctuations may have a negative effect on our ability to meet our obligations.

OUR CONTROLLING SHAREHOLDER HAS THE ABILITY TO FUNDAMENTALLY CONTROL OUR
BUSINESS.


     Ronald S. Lauder, chairman of our board of directors, beneficially owns approximately 29.7% of our outstanding capital stock and controls approximately 57.8% of our voting power. As a result, Mr. Lauder has the voting power to approve certain fundamental corporate transactions and to elect all members of our board of directors. Mr. Lauder, together with other executive officers and directors, companies and partnerships they control and members of their immediate families, control a significant majority of the voting power of our outstanding capital stock.



IF THERE IS A CHANGE OF CONTROL WE MAY BE REQUIRED TO BUY BACK DEBT OBLIGATIONS, INCLUDING THE NEW NOTES.



     If we experience a change of control, we may be required to purchase some or all of the then-outstanding notes issued by us, including the new notes, at a price greater than the principal amount at the date of purchase. However, we may not have sufficient funds to purchase these outstanding debt obligations.


YOU MAY NOT BE ABLE TO OBTAIN LEGAL JUDGMENTS AGAINST OUR OFFICERS AND DIRECTORS THAT RESIDE OUTSIDE THE U.S.


     The Guarantor is incorporated in Bermuda. The Issuer is incorporated in the United Kingdom. Some of our officers and directors reside outside the U.S. All or a substantial portion of the assets of these persons are or may be located outside the U.S. Consequently, it may not be possible to serve process within the U.S. upon these persons or to enforce against them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

EFFECTS OF INCORPORATION UNDER BERMUDA CORPORATE LAW

     Bermuda law differs in certain respects from laws generally applicable to United States corporations and shareholders. These differences include less restrictive limitations on transactions entered into by us in which any of our directors have an interest and greater restrictions on the rights of our shareholders to dissent from and obtain remedies in connection with mergers, takeovers and other combination transactions and to pursue legal challenges to corporate actions.

EFFECTS OF INCORPORATION UNDER UNITED KINGDOM CORPORATE LAW

     The Issuer is a United Kingdom corporation and, accordingly, is governed by the Companies Act 1985 of the United Kingdom. This act differs materially from laws generally applicable to United States corporations and their shareholders, including regulations relating to interested directors, mergers and indemnification of directors.


NO PUBLIC MARKET EXISTS FOR THE NEW NOTES



     The new notes are a new issue of securities for which there is currently no active trading market. If the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Even though we are obligated to complete the exchange offer or a shelf registration for the old notes by February 7, 2000, there can be no assurance that the exchange or a shelf registration will occur in the required time period or whether, even after the exchange or a registration is effected, an active trading market will develop for any of the notes. The Securities and Exchange Commission has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. Failure to have the registration statement declared effective could adversely affect the liquidity and price of the old notes. If we do not comply with our registration obligations in a timely manner, we will be obligated to pay additional interest in cash on the old notes. See the section "The Exchange Offer" under the heading "Registration Rights Agreement for Old Notes."

                               THE EXCHANGE OFFER



REGISTRATION RIGHTS AGREEMENT FOR OLD NOTES



     We entered into the registration rights agreement in connection with our issuance of the old notes. This summary of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference into the registration statement of which this prospectus is a part.



  REGISTRATION RIGHTS



     We have agreed in the registration rights agreement:



     o to file this registration statement with the Commission and use our reasonable best efforts to complete the exchange offer as soon as practicable, but no later than February 7, 2000;



     o to hold the exchange offer open for at least 30 days, and exchange new notes for all old notes validly tendered and not withdrawn before its expiration; and



     o if the new notes will not be freely transferable in general upon exchange in the exchange offer because of a change in the Commission's interpretation of its rules, in lieu of effecting registration of new notes, to use our reasonable best efforts to effect a shelf registration of the old notes for resale by holders, and keep the registration effective for a period of up to two years ending May 13, 2001.



  SHELF REGISTRATION



     In the event we effect a shelf registration we will provide holders of the old notes copies of the prospectus that is a part of the registration statement, notify holders when the resale registration for the old notes has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the resale registration generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).


  LIQUIDATED DAMAGES


     In the event that



     o the exchange offer is not completed by February 7, 2000 (or, if applicable, the resale registration is not effective within the required period) or



     o any resale registration required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective (except as specifically permitted in the registration rights agreement) without being succeeded promptly by an additional registration statement filed and declared effective, then interest will accrue (in addition to any stated interest on the old notes) at the rate of 0.5% per annum, determined daily, on the principal amount at maturity of the old notes that remain unexchanged or unregistered as required until such notes are exchanged or become registered or their registration is no longer required.



RESALES OF NEW NOTES ISSUED IN THE EXCHANGE OFFER



     Based on Commission interpretations we believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by any holder (other than any holder that is a broker-dealer or our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     o the new notes sold are acquired in the ordinary course of business;



     o at the time of the commencement of the exchange offer the selling holder had no arrangement or understanding with any person to participate in a distribution of the new notes; and



     o the selling holder is not engaged in, and does not intend to engage in, a distribution of the new notes.



We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and there can be no assurance that the staff would make a similar determination with respect to the new notes as it has previously in other similar offerings.



REPRESENTATIONS HOLDERS WILL MAKE WHEN THEY TENDER



     By tendering old notes in exchange for new notes and executing the Letter of Transmittal, each holder will represent to us that:



     o any new notes to be received by it will be acquired in the ordinary course of business;



     o it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and



     o it is not our "affiliate," as defined in Rule 405 under the Securities
       Act.



     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. Any holder of old notes who is unable to make the foregoing representations and any broker-dealer who acquired the old notes directly from us may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling security holders, in order to resell the notes.



TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES



     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means
5:00 p.m., New York time, on              , 1999; provided, however, that if we,
in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.



     As of the date of this prospectus, $175,000,000 aggregate principal amount of old notes are outstanding. We are sending this prospectus, together with the
Letter of Transmittal, on or about             , 1999 to all holders of old
notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under the subsection "--Conditions."



     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes pursuant to the exchange offer, by giving oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

EFFECT OF TENDER



     If you tender to us old notes as set forth below, our acceptance of your tender will constitute a binding agreement between you and us upon the terms and conditions set forth in this prospectus and in the accompanying Letter of Transmittal.



PROCEDURES FOR TENDERING



     To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. A holder may tender old notes only in integral multiples of $1,000 in exchange for an equal principal amount of new notes. In addition, either:



          o certificates of such old notes must be received by the exchange agent along with the Letter of Transmittal; or



          o a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at The Depository Trust Company under the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the Letter of Transmittal; or



          o the holder must comply with the guaranteed delivery procedures described below.



     THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO OLD NOTES, LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO US. Delivery of all old notes, if applicable, Letters of Transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.



     The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.



     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act unless the old notes tendered are tendered:



          o by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions' or "Special Delivery Instructions" on the Letter of Transmittal; or



          o for the account of an eligible guarantor institution.



     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate with signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.



     All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived.



     In addition, we reserve the right in our sole discretion, subject to the provisions of the Indenture:



          o to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under "--Conditions;"



          o to terminate the exchange offer;



          o to redeem old notes as a whole or in part at any time and from time to time, as set forth under "Description of the New Notes and the New Notes Guarantee--Optional Redemption;" and



          o to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.



     The terms of any such purchases or offers could differ from the terms of the exchange offer.



ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES



     Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes validly tendered and not withdrawn prior to 5:00 pm, New York City time, on the expiration date will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of the old notes. For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of the required documents.



     If any tendered old notes are not accepted for any reason, such unaccepted or such nonexchanged old notes will be returned without expense to the tendering holder (if in certificated form) credited to an account maintained with The Depositary Trust Company as promptly as practicable after nonacceptance, withdrawal of tender or the expiration or termination of the exchange offer, as the case may be.



BOOK-ENTRY TRANSFER



     The exchange agent will make a request to establish an account with respect to the old notes at The Depositary Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. The exchange agent and The Depositary Trust Company have confirmed that any financial institution that is a participant in The Depositary Trust Company may utilize The Depositary Trust Company Automated Tender Offer Program procedures to tender old notes.



     Any participant in The Depositary Trust Company may make book-entry delivery of old notes by causing The Depositary Trust Company to transfer such old notes into the exchange agent's account in accordance with The Depositary Trust Company's Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the Letter of Transmittal. The term "agent's message" means a message, transmitted by The Depositary Trust Company and received by the exchange agent and forming part of a book-entry confirmation, which states that The Depositary Trust Company has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.



GUARANTEED DELIVERY PROCEDURES



     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:



          o the tender is made through an eligible institution;



          o prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed Letter of Transmittal and notice of guaranteed delivery, substantially in the form provided by us that:



             (1) sets forth the name and address of the holder of old notes and the amount of old notes tendered;



             (2) states that the tender is being made thereby; and



             (3) guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and



          o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.



WITHDRAWAL OF TENDERS



     Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.



     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the expiration date at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:



          o specify the name of the person having tendered the old notes to be withdrawn;



          o identify the old notes to be withdrawn, including the principal amount of such old notes;



          o in the case of old notes tendered by book-entry transfer, specify the number of the account at The Depositary Trust Company from which the old notes were tendered and specify the name and number of the account at The Depositary Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;



          o contain a statement that such holder is withdrawing its election to have such old notes exchanged;



          o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and



          o specify the name in which such old notes are registered, if different from the person who tendered such old notes.

     All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.



CONDITIONS



     The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.



     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. We are required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment.





EXCHANGE AGENT



     The Chase Manhattan Bank has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:



              Delivery To The Chase Manhattan Bank, Exchange Agent



              By Mail:                   Facsimile Transmission Number:                   By Hand:
      The Chase Manhattan Bank                 (212) 946-8161/62                  The Chase Manhattan Bank
       Global Trust Services                                                       Global Trust Services
        450 West 33rd Street                                                        450 West 33rd Street
             15th Floor                                                                  15th Floor
         New York, NY 10001                                                          New York, NY 10001
Attn: Robert S. Peschler, Assistant                                              Attn: Robert S. Peschler,
            Vice President                                                        Assistant Vice President

                                             Confirm by Telephone:                 By Overnight Courier:

                                                 (212) 946-3084                   The Chase Manhattan Bank
                                                                                   Global Trust Services
                                                                                    450 West 33rd Street
                                                                                         15th Floor
                                                                                     New York, NY 10001
                                                                                 Attn: Robert S. Peschler,
                                                                                  Assistant Vice President



     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES



     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.



     We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $100,000.





TRANSFER TAXES



     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.





CONSEQUENCES OF FAILURE TO EXCHANGE



     Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except in an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes will be adversely affected.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITIES


     Ericsson has provided to certain of our subsidiaries financing commitments to fund the purchase of additional switches and related equipment. As of June 30, 1999, such commitments were in the aggregate limited to approximately $75 million, all of which had been drawn. Borrowings from this equipment vendor will accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased. In addition, we have a revolving credit facility with Coast Business Credit, of which $7.3 million was available at June 30, 1999 under commitments of $10 million. Through Telegate, we have $18.2 million of revolving credit facilities with various banks of which $17.9 million was available at June 30, 1999. Through RSLCom Canada, we also have a $6.8 million revolving credit facility that accrues interest at an annual rate of 7.4%, all of which was available at June 30, 1999.


1996 NOTES

  GENERAL


     On October 3, 1996, the Issuer issued $300.0 million of 12 1/4% Senior Notes pursuant to the Indenture, dated October 3, 1996 or the 1996 Indenture, among the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee, which were exchanged on May 22, 1997 for $300.0 million of substantially identical notes that had been registered under the Securities Act, or the 1996 Notes, of which $172.5 million in aggregate principal amount remain outstanding as of the date of this prospectus. The 1996 Notes are unconditionally guaranteed by the Guarantor.


  PRINCIPAL, MATURITY AND INTEREST


     The 1996 Notes are limited in aggregate principal amount to $300.0 million and will mature on October 3, 2006. Interest on the 1996 Notes accrues at 12 1/4% per annum and is payable semiannually in arrears on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuer used $102.8 million of the net proceeds of the 1996 Notes to purchase a portfolio of securities, initially consisting of U.S. government securities, to pledge as security for payment of interest on the principal of the 1996 Notes. Proceeds from the pledged securities may be used by the Issuer to make interest payments on the 1996 Notes through November 15, 1999.


  RANKING


     The 1996 Notes are unsecured senior obligations of the Issuer, rank equal in right of payment with all existing and future senior obligations of the Issuer, and rank senior in right of payment to all future subordinated obligations of the Guarantor.


  REDEMPTION

     The 1996 Notes are not redeemable prior to November 15, 2001. Thereafter, the 1996 Notes are subject to redemption at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

YEAR                                                                                        PERCENTAGE
-----------------------------------------------------------------------------------------   ----------
2001.....................................................................................    106.125%
2002.....................................................................................    103.0625%
2003 and thereafter......................................................................    100.000%

  COVENANTS


     The 1996 Indenture restricts, among other things, our ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure equal or subordinated indebtedness, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets, enter into certain transactions with affiliates, or incur indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the 1996 Notes. The 1996 Indenture permits, under certain circumstances, our subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the 1996 Indenture.


  EVENTS OF DEFAULT

     The 1996 Indenture contains standard events of default, including




     o defaults in the payment of principal, premium or interest,





     o defaults in the compliance with covenants contained in the indenture,





     o cross defaults on more than $10 million of other indebtedness,



     o failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise and





     o the bankruptcy of the Issuer or certain of its subsidiaries.


U.S. DOLLAR NOTES

  GENERAL


     On February 27, 1998, the Issuer issued (1) $200 million of Senior Notes, or the 1998 Senior Notes, pursuant to an Indenture, dated as of February 27, 1998, or the 1998 Senior Notes Indenture, between the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee, and (2) $328.1 million principal amount at maturity of Senior Discount Notes, or the 1998 Discount Notes, pursuant to an indenture, dated as of February 27, 1998 or the 1998 Senior Discount Notes Indenture and, together with the 1998 Senior Notes Indenture, the U.S. Dollar Notes Indentures, among the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee. On June 19, 1998, the 1998 Senior Notes were exchanged for $200 million of substantially identical notes that had been registered under the Securities Act, or the Senior Notes, and on June 29, 1998, the 1998 Discount Notes were exchanged for $328.1 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the Senior Discount Notes and, together with the Senior Notes, the U.S. Dollar Notes. The U.S. Dollar Notes are unconditionally guaranteed by the Guarantor.


  PRINCIPAL, MATURITY AND INTEREST

     The U.S. Dollar Notes are initially limited in aggregate principal amount at maturity to $528.1 million and will mature on March 1, 2008. Interest on the Senior Notes accrues at 9 1/8% per annum and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 1998. No interest will be payable on the Senior Discount Notes prior to September 1, 2003. From and after March 1, 2003, interest on the Senior Discount Notes will accrue at 10 1/8% on the principal amount at maturity of such notes and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 2003. Interest on the U.S. Dollar Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING


     The U.S. Dollar Notes are our unsecured senior obligations, rank equal in right of payment with the 1996 Notes, the DM Notes and all of our existing and future senior obligations, and rank senior in right of payment to all of our future subordinated obligations.


  REDEMPTION

     The U.S. Dollar Notes are not redeemable prior to March 1, 2003. Thereafter, the U.S. Dollar Notes are subject to redemption at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of stated principal amount) set forth below plus accrued and unpaid interest thereon to (but excluding) the applicable redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below:

  SENIOR NOTES

YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................        104.562%
2004................................................................................        103.042%
2005................................................................................        101.521%
2006 and thereafter.................................................................        100.000%

  SENIOR DISCOUNT NOTES

YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................         105.06%
2004................................................................................         103.37%
2005................................................................................         101.68%
2006 and thereafter.................................................................         100.00%

     In addition, at any time prior to March 1, 2001, in the event the Guarantor, receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem up to 33 1/3% of the aggregate principal amount at maturity of the U.S. Dollar Notes at a redemption price equal to 109.125% of the principal amount thereof, in the case of the Senior Notes, and 110.125% of the accreted value, in the case of the Senior Discount Notes, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 66 2/3% of aggregate principal amount at maturity of the Senior Notes or Senior Discount Notes, as applicable, remains outstanding immediately after such redemption.

  COVENANTS


     The U.S. Dollar Notes Indentures restrict, among other things, our ability to incur additional indebtedness, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, create liens, sell assets, issue or sell capital stock of certain subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.


  EVENTS OF DEFAULT

     The U.S. Dollar Notes Indentures contain standard events of default, including




     o failure to pay principal of (or premium, if any, on) any U.S. Dollar Note when due,


     o failure to pay any interest on any U.S. Dollar Note when due, continued for 30 days,


     o failure to perform covenants or agreements under the U.S. Dollar Notes Indentures or the U.S. Dollar Notes,


     o cross-defaults against certain other indebtedness,


     o failure to pay more than $10 million of judgments that have not been stayed by appeal and


     o certain events of bankruptcy, insolvency or reorganization affecting the Guarantor and certain of its subsidiaries.


DM NOTES

  GENERAL


     On March 15, 1998, the Issuer issued DM 296.0 million principal amount at maturity of 10% Senior Discount Notes, or the Old DM Notes, pursuant to an Indenture, dated as of March 16, 1998, or the DM Notes Indenture, among the Issuer, the Guarantor, and The Chase Manhattan Bank, as trustee. On June 29, 1998, the Old DM Notes were exchanged for DM 296.0 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the DM Notes. The DM Notes are unconditionally guaranteed by the Guarantor.


  PRINCIPAL, MATURITY AND INTEREST

     The DM Notes are initially limited in aggregate principal amount at maturity to DM296.0 million (approximately $99.1 million initial accreted value) and will mature on March 15, 2008. No interest is payable on the DM Notes prior to September 15, 2003. From and after March 15, 2003, interest on the DM Notes will accrue on the principal amount at maturity of such notes at the rate of 10% per annum and is payable semiannually on March 15 and September 15 of each year, commencing September 15, 2003. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING


     The DM Notes are our unsecured senior obligations, rank equal in right of payment with the 1996 Notes, the U.S. Dollar Notes and all of our other existing and future senior obligations, and rank senior in right of payment to all of our future subordinated obligations.


  REDEMPTION

     The DM Notes are not redeemable prior to March 15, 2003. Thereafter, the DM Notes are subject to redemption, at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning March 15 of the years indicated:

YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................        105.000%
2004................................................................................        103.333%
2005................................................................................        101.667%
2006 and thereafter.................................................................        100.000%

     In addition, at any time prior to March 15, 2001, in the event the Guarantor receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, DM Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the DM Notes, provided, however, that DM Notes in an amount equal to at least 66 2/3% of the aggregate principal amount at maturity of the DM Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The DM Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and events of default contained in the U.S. Dollar Notes Indentures.

12% NOTES

  GENERAL


     On November 9, 1998, the Issuer issued the 12% Notes, or the Old 12% Notes, pursuant to an Indenture, dated as of November 9, 1998, or the 12% Notes Indenture, among the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee. On March 5, 1999, the Old 12% Notes were exchanged for $100 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the 12% Notes. The 12% Notes are unconditionally guaranteed by the Guarantor.

  PRINCIPAL, MATURITY AND INTEREST

     The 12% Notes are initially limited in aggregate principal amount at maturity to $100 million (approximately $94.5 million initial accreted value) and will mature on November 1, 2008. Interest on the 12% Notes will accrue on the principal amount at maturity of such notes at the rate of 12% per annum and is payable semiannually on November 1 and May 1 of each year, commencing May 1, 1999. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING


     The 12% Notes are our unsecured senior obligations, rank equal in right of payment with the 1996 Notes, the U.S. Dollar Notes, the DM Notes and all of our other existing and future senior obligations, and rank senior in right of payment to all of our future subordinated obligations.


  REDEMPTION

     The 12% Notes are not redeemable prior to November 1, 2003. Thereafter, the 12% Notes are subject to redemption, at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentage of the accreted value thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning November 1 of the years indicated:

YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................          106%
2004................................................................................          104%
2005................................................................................          102%
2006 and thereafter.................................................................          100%

     In addition, at any time prior to November 1, 2001, and in the event the Issuer receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provided) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, 12% Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the 12% Notes, provided, however, that 12% Notes in an amount equal to at least 66% of the aggregate principal amount at maturity of the 12% Notes remain outstanding immediately after such redemption.


  COVENANTS; EVENTS OF DEFAULT


     The 12% Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and of default contained in the U.S. Dollar Notes Indentures and the DM Notes Indenture.

10 1/2% NOTES

  GENERAL


     On December 8, 1998, the Issuer issued the 10 1/2% Notes, or the Old 10 1/2% Notes pursuant to an indenture, dated as of December 8, 1998, or the 10 1/2% Notes Indenture, among the Issuer, the Guarantor and The Chase Manhattan Bank, as Trustee. On February 25, 1999, the Old 10 1/2% Notes were exchanged for $200 million principal amount at maturity of substantially identical notes that had been registered under the Securities Act, or the 10 1/2% Notes. The 10 1/2% Notes are unconditionally guaranteed by the Guarantor.


  PRINCIPAL, MATURITY AND INTEREST

     The 10 1/2% Notes are limited in aggregate principal amount at maturity to $200 million and will mature on November 15, 2008. Interest on the 10 1/2% Notes will accrue on the principal amount at maturity of such notes at the rate of 10 1/2% per annum and is payable semiannually on May 15 and

November 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

  RANKING


     The 10 1/2% Notes are our unsecured senior obligations, rank equal in right of payment with the 1996 Notes, the U.S. Dollar Notes, the DM Notes, the 12% Notes and all of our other existing and future senior obligations, and rank senior in right of payment to all of our future subordinated obligations.


  REDEMPTION

     The 10 1/2% Notes are not redeemable prior to November 15, 2003. Thereafter, the 10 1/2% Notes are subject to redemption, at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentage of the accreted value thereof) set forth below plus accrued interest to but excluding the redemption date, if redeemed during the 12-month period beginning November 15 of the years indicated:

YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................        105.25%
2004................................................................................        103.50%
2005................................................................................        101.75%
2006 and thereafter.................................................................        100.00%

     In addition, at any time prior to November 15, 2001, and in the event the Issuer receives net cash proceeds from the public or private sale of its common stock, the Issuer (to the extent the Issuer receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provided) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, 10 1/2% Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the 10 1/2% Notes, provided, however, that 10 1/2% Notes in an amount equal to at least 66% of the aggregate principal amount at maturity of the 10 1/2% Notes remain outstanding immediately after such redemption.

  COVENANTS; EVENTS OF DEFAULT

     The 10 1/2% Notes Indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and of default contained in the U.S. Dollar Notes Indentures and the DM Notes Indenture.


  AMENDMENTS TO INDENTURES



     In September 1999, we amended the 1996 Indenture, the U.S. Dollar Notes Indentures, the DM Notes Indenture, the 12% Notes Indenture, the 10 1/2% Notes Indenture and the Indenture with respect to the old notes and the new notes to modify exceptions to the limitations on issuances and sales of capital stock of Restricted Subsidiaries to limitations on asset dispositions contained in the Indentures to permit the issuance and sale of capital stock of deltathree and our Australian subsidiary in public or private transactions without restricting use of proceeds solely to investments in telecommunications assets and to employees, directors and consultants pursuant to customary equity compensation and incentive plans.

            DESCRIPTION OF THE NEW NOTES AND THE NEW NOTES GUARANTEE



     The new notes will be issued under an Indenture, dated as of May 13, 1999, as amended, or the Indenture, between RSL Communications PLC, as issuer, RSL Communications, Ltd., as guarantor, and The Chase Manhattan Bank, as trustee. The statements under this caption relating to the new notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, "Section " or articles are references to the Indenture. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. The definitions of certain capitalized terms used in the following summary are set forth below under the heading "Certain Definitions."


GENERAL


     The new notes will be senior unsecured obligations of the Issuer and will mature on November 15, 2009. Interest on the new notes will accrue at an annual rate of 9 7/8% on the stated principal amount at maturity of such new notes from May 13, 1999 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in cash on May 15 and November 15 of each year, commencing November 15, 1999, to the book-entry depositary (in the case of global new notes) or to the person in whose name the note (or any predecessor note) is registered (in the case of definitive registered new notes) at the close of business on the preceding May 1 and November 1, as the case may be. Interest on the new notes will be computed on the basis of a 360-day year of twelve 30-day months.



     The guarantee by the Guarantor of payments in respect of the new notes will rank equal with the Guarantor's unsecured unsubordinated obligations.



     Principal of and premium, if any, and interest on the new notes may be presented for registration of transfer and exchange, at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, provided that at the option of the Issuer, payment of interest on the new notes may be made by check mailed to the address of the person entitled thereto as it appears in the related note register. Until otherwise designated by the Issuer, such office or agency will be the corporate trust office of the trustee, as paying agent and registrar.



     The new notes will be issued without coupons, in denominations of $1,000 and any integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of new notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.



LUXEMBOURG STOCK EXCHANGE LISTING



     We intend to list the new notes on the Luxembourg Stock Exchange. As long as the new notes are listed on the Luxembourg Stock Exchange and such exchange so requires, we will maintain a paying agent and transfer agent in Luxembourg. If definitive registered notes are issued, such paying agent will also act as transfer agent and registrar with respect to the definitive registered notes. In addition, upon maturity, such definitive registered notes may be presented for payment at the offices of such paying agent in Luxembourg. If money for the payment of principal or interest remains unclaimed for two years, the paying agent will pay the money back to the Issuer at its request. After that, holders of the new notes which are entitled to the money must look to the Issuer for payment, unless an applicable law designates another person, and all liability of the paying agent with respect to such money shall cease.



     The Indenture does not prevent the Issuer from purchasing the notes trading on the Luxembourg Stock Exchange. In the event we purchase notes they shall be disregarded for certain voting purposes consistent with the terms of the applicable Indenture.

RANKING



     The new notes and the new notes guarantee will be our unsecured obligations, rank equal in right of payment with all of our existing and future unsecured obligations, and rank senior in right of payment to all of our future subordinated obligations. Holders of our secured obligations, however, will have claims that are prior to the claims of the holders of the new notes or the new notes guarantee with respect to the assets securing such other obligations.



     The Issuer is a direct wholly-owned subsidiary of the Guarantor. Our principal operations are conducted through subsidiaries of the Issuer and, therefore, we are dependent upon the cash flow of our subsidiaries to meet our respective obligations. The Guarantor's subsidiaries (other than the Issuer) have no obligation to guarantee or otherwise pay amounts due under the new notes. Therefore, the new notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of the Guarantor's subsidiaries (other than the Issuer). Any right of the Issuer to receive assets of any of the subsidiaries upon any liquidation or reorganization of such subsidiary (and the consequent right of holders of the new notes to participate in those assets) is effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Issuer is itself recognized as a creditor of the subsidiary. Any recognized claims of the Issuer as a creditor of the subsidiary would be subordinate to any prior security interest held by any other creditor of the subsidiary and obligations of the subsidiary that are senior to those owing to the Issuer.



     As of June 30, 1999, on a pro forma basis after giving effect to the offering of the old notes:



          o our total amount of outstanding liabilities (excluding our subsidiaries), including trade payables, would have been approximately $1.2 billion; and


          o the total amount of outstanding liabilities of the subsidiaries of the Guarantor (other than the Issuer), including trade payables, would have been approximately $611.1 million.

BOOK-ENTRY; DELIVERY AND FORM

  GENERAL


     The new notes will initially be represented by one or more global securities in bearer form without interest coupons, which will be issued in denominations equal to the outstanding principal amount of the new notes represented thereby will be deposited with the book-entry depositary pursuant to the terms of a Note Deposit Agreement, dated as of May 13, 1999 between the Issuer, for the limited purposes set forth therein, and The Chase Manhattan Bank, as book-entry depositary.



     The book-entry depositary will issue a certificateless interest for each global note, representing a 100% interest in the book-entry depositary's books and records in the name of Cede & Co., as a nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to its participants) and its participants. Such beneficial interests in the notes are collectively referred to herein as "book-entry interests."





DEFINITIVE REGISTERED NEW NOTES



     Under the terms of the Note Deposit Agreement and the Indenture, owners of book-entry interests in the global notes will receive definitive notes in registered form (i) if DTC notifies the Issuer or the book-entry depositary in writing that it (or its nominee) is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Issuer within 90 days, (ii) at any time if the Issuer determines that the global notes (in whole but not in part) should be exchanged for definitive registered notes, provided that (x) such exchange is required by (A) any applicable law or (B) any event beyond the Issuer's control or (y) payments of interest on any global note, Depositary Interest or book-entry interest are, or would become, subject to any deduction or withholding for taxes, (iii) at any time after the consummation of the exchange offer, if the owner of a book-entry interest requests such exchange in writing delivered to DTC and through DTC to the book-entry depositary and the trustee or (iv) if the book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and a successor book-entry depositary is not appointed by the Issuer within 90 days.



     In no event will definitive securities in bearer form be issued. Any definitive registered notes will be issued in fully registered form in denominations of $1,000 principal amount and integral multiples thereof. Any definitive registered notes will be registered in such name or names as DTC shall instruct the trustee, through the book-entry depositary. It is expected that DTC's instructions will be based upon directions received by DTC from its participants (including Euroclear and Cedel Bank) reflecting the beneficial ownership of book-entry interests. To the extent permitted by law, the Issuer, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive registered note is registered as the absolute owner thereof. While any global note is outstanding, holders of definitive registered notes may exchange their definitive registered notes for a corresponding book-entry interest in such global note by surrendering their definitive registered notes to the book-entry depositary and providing the certificates and opinions required by the Indenture. The book-entry depositary will make the appropriate adjustments to the global note underlying such book-entry interest to reflect any issue or surrender of definitive registered notes. The Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of definitive registered notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on each definitive registered note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.



     U.S. HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE REGISTERED NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEFINITIVE REGISTERED NOTES AS SET FORTH UNDER THE SECTION "CERTAIN UNITED KINGDOM TAX CONSIDERATIONS FOR U.S. HOLDERS OF NOTES." SEE BELOW UNDER THE HEADING "ADDITIONAL AMOUNTS." A U.S. HOLDER OF DEFINITIVE REGISTERED NOTES WILL NOT, UNLESS THERE HAS BEEN A CHANGE IN LAW OR A "LISTING FAILURE" (AS DEFINED HEREIN) AND CERTAIN OTHER CONDITIONS ARE MET, BE ENTITLED TO RECEIVE ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEFINITIVE REGISTERED NOTES. HOWEVER, A U.S. HOLDER OF DEFINITIVE REGISTERED NOTES MAY BE ENTITLED TO RECEIVE A REFUND OF WITHHELD AMOUNTS FROM THE INLAND REVENUE IN CERTAIN CIRCUMSTANCES.


  DESCRIPTION OF BOOK-ENTRY SYSTEM


     Upon receipt of the global notes, the book-entry depositary will issue a certificateless interest for each such global note, representing a 100% interest in the respective underlying global note, to DTC by recording such interest in the book-entry depositary's books and records in the name of Cede & Co., as nominee of DTC. Ownership of book-entry interests will be limited to persons who have accounts with DTC, including Euroclear and Cedel Bank, or persons who have accounts through participants. Upon such issuance of interests in such global notes to DTC, DTC will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by such participants. Such accounts initially will be designated by or on behalf of the note purchasers. Ownership of book-entry interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of indirect participants).



     The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge the book-entry interests in the global notes.



     So long as the book-entry depositary, or its nominee, is the holder of the global notes, the book-entry depositary or such nominee, as the case may be, will be considered the sole holder of such global notes for all purchases under the Indenture and the notes. Except as set forth above, participants or indirect participants will not be entitled to have notes or book-entry interests registered in their names, will not receive or be entitled to receive physical delivery of notes or book-entry interests in definitive bearer or registered form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a book-entry interest must rely on the procedures of the book-entry depositary and DTC, Euroclear and Cedel Bank and, if such person is an indirect participant in DTC, the procedures of the participants in DTC through which such person owns its interest, to exercise any rights and remedies of a holder under the Indenture. If any definitive notes are issued to participants or indirect participants, they will be issued in registered form, as described above. Unless and until book-entry interests are exchanged for definitive registered notes, the certificateless interest held by DTC may not be transferred except as a whole between DTC and a nominee of DTC, between nominees of DTC by DTC or any such nominee to a successor of DTC or a successor of such nominee.


  PAYMENTS ON THE GLOBAL NOTES


     Payments of any amounts owing in respect of the global notes will be made through one or more paying agents appointed under the Indenture (which initially will include The Chase Manhattan Bank, as paying agent for the notes) to the book-entry depositary as the holder of the global notes. All such amounts will be payable in U.S. dollars. Upon receipt of any such amounts in respect of the global notes, the book-entry depositary will pay such amounts to DTC in proportion to its respective interests, as shown on the book-entry depositary's records.



     The Issuer expects that DTC or its nominee, upon receipt of any payment made in respect of the global notes, will credit its participants' accounts with such payments in amounts proportionate to their respective interest in the principal amount of such global note as shown on the records of DTC or its nominee. The Issuer expects that payments by participants to owners of book-entry interests held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Distribution with respect to ownership of book-entry interests held through Euroclear or Cedel Bank will be credited to the cash accounts of Euroclear participants or Cedel Bank participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary.



     None of the Issuer, the book-entry depositary nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing all records relating to such book-entry interests or beneficial ownership interests.


  REDEMPTION OF GLOBAL NOTES


     In the event any global note (or any portion thereof) is redeemed, the book-entry depositary will, through DTC, redeem, from the amount received by it in respect of the redemption of such global note, an equal amount of the book-entry interests in such global note. The redemption price payable in connection with the redemption of such book-entry interest will be equal to the amount received by the book-entry depositary in connection with the redemption of such global note (or any portion thereof). The Issuer understands that under existing DTC practices, if fewer than all of the notes are to be redeemed at any time, DTC will credit participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC deems fair and appropriate; provided that no beneficial interests of less than $1,000 principal amount at maturity may be redeemed in part.


  TRANSFERS


     Pursuant to the Note Deposit Agreement, the global notes may be transferred only to the successor to the book-entry depositary.



     All transfers of book-entry interests between participants in DTC will be effected by DTC pursuant to customary procedures established by DTC and its participants. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  ACTION BY OWNERS OF BOOK-ENTRY INTERESTS


     As soon as practicable after receipt by the book-entry depositary of notice of any solicitation of consents or request for a waiver of other action by the holders of new notes, or of any offer to purchase the new notes with Excess Proceeds (as defined under the heading "Limitation on Asset Disposition") or upon a Change of Control, the book-entry depositary will mail to DTC a notice containing (a) such information as is contained in the notice received by the book-entry depositary, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to such new notes and (c) a statement as to the manner in which such instructions may be given. In addition, the book-entry depositary will forward to DTC all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC the book-entry depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of such new notes in accordance with any instructions set forth in such request. DTC may grant proxies or otherwise authorize DTC participants or indirect participants to provide such instructions to the book-entry depositary so that they may exercise any rights of a holder or take any other actions which a holder is entitled to take under the Indenture. Under its usual procedures, DTC would mail an omnibus proxy to the Issuer and the book-entry depositary assigning Euroclear's and Cedel Bank's consenting or voting rights to those DTC participants to whose accounts such book-entry interests are credited on a record date as soon as possible after such record date. Euroclear or Cedel Bank, as the case may be, will take any action permitted to be taken by a holder under the Indenture on behalf of a Euroclear participant or Cedel Bank participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through DTC. The book-entry depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Indenture.



     DTC has advised the Issuer that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described above) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new notes, as to which such participant or participants has or have given such direction.


  REPORTS


     The book-entry depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to the Issuer, the new notes or the book-entry interests.


  ACTION BY BOOK-ENTRY DEPOSITARY


     Upon the occurrence of a default with respect to the new notes, or in connection with any other right of the holder of a global note under the Indenture, if requested in writing by DTC, the book-entry depositary will take any such action as shall be requested in such notice; provided that the book-entry depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of book-entry interests.


  RESIGNATION OF BOOK-ENTRY DEPOSITARY


     The book-entry depositary may at any time resign as book-entry depositary by written notice to the Issuer and DTC, such resignation to become effective upon the appointment of a successor book-entry depositary, in which case the global notes shall be delivered to that successor. If no such successor has been so appointed by the Issuer within 90 days, the book-entry depositary may request the Issuer to issue definitive registered notes as described above.



     If at any time DTC is unwilling or unable to continue as a depositary for the book-entry interests and a successor depositary is not appointed by the Issuer within 90 days, DTC may request that the Issuer issue definitive registered notes in exchange therefor.

  EXPENSES OF BOOK-ENTRY DEPOSITARY


     We have agreed to indemnify the book-entry depositary against certain liabilities incurred by it and pay the charges of the book-entry depositary as agreed between the Issuer and the book-entry depositary.



  AMENDMENT AND TERMINATION OF THE NOTE DEPOSIT AGREEMENT



     The Note Deposit Agreement may be amended by the Issuer and the book-entry depositary without notice to or consent of DTC or any owner of a book-entry interest:



          o to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of DTC or any holder of book-entry interests,



          o to evidence the succession of another person to the Issuer (when a similar amendment with respect to the Indenture is being executed) and the assumption by any such successor of the covenants of the Issuer therein,





          o to evidence or provide for a successor book-entry depositary,



          o to make any amendment, change or supplement that does not adversely affect DTC or any owner of book-entry interests,





          o to add to the covenants of the Issuer or the book-entry depositary,



          o to add a guarantor when a guarantor is made a party to the Indenture pursuant to the Indenture or



          o to comply with the U.S. federal and U.K. securities laws. Except as provided in the Note Deposit Agreement, no amendment that adversely affects DTC may be made to the Note Deposit Agreement without the consent of DTC, and no amendment that adversely affects the holders of book-entry interests may be made without the consent of a majority of the aggregate principal amount of book-entry interests outstanding. Upon the issuance of definitive registered notes in exchange for book-entry interests constituting the entire principal amount of notes, the Note Deposit Agreement will terminate. The Note Deposit Agreement may be terminated upon the resignation of the book-entry depositary if no successor has been appointed within 90 days as set forth above.


  INFORMATION CONCERNING DTC, EUROCLEAR AND CEDEL BANK

     The Issuer understands as follows with respect to DTC, Euroclear and Cedel
Bank:


     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.



     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the global notes only through DTC participants.


     Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with domestic securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly.

  GLOBAL CLEARANCE AND SETTLEMENT UNDER BOOK-ENTRY SYSTEM


     INITIAL SETTLEMENT. Investors electing to own their book-entry interest through DTC (other than through accounts at Euroclear or Cedel Bank) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.



     Investors electing to own their book-entry interests through Euroclear or Cedel Bank accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-entry interests will be credited to the securities custody accounts of Euroclear and Cedel Bank holders on the business day following the settlement date against payment for value on the settlement date.



     SECONDARY MARKET TRADING. The book-entry interests will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such book-entry interests will therefore settle in same-day funds.



     Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

OPTIONAL REDEMPTION


     The new notes are subject to redemption, at our option, in whole or in part, at any time on or after November 15, 2004 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of new notes to be redeemed at such holder's address appearing in the note register, in principal amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the redemption date (subject to the right of holders to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning November 15, of the years indicated:


                                                                                   REDEMPTION
YEAR                                                                                 PRICE
--------------------------------------------------------------------------------   ----------
2004............................................................................     104.938%
2005............................................................................     103.292%
2006............................................................................     101.646%
2007 and thereafter.............................................................     100.000%


     In addition, at any time prior to November 15, 2002, in the event that the Guarantor receives net cash proceeds from the public or private sale of its Common Stock, the Issuer (to the extent it receives such proceeds) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, new notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the original aggregate principal amount at maturity of the new notes, provided, however, that new notes in an amount equal to at least 66 2/3% of the aggregate original principal amount at maturity of the new notes remain outstanding after each redemption. Each redemption must occur on a redemption date within 180 days of the related sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of new notes to be redeemed at such holder's address appearing in the note register, in amounts of $1,000 or an integral multiple of $1,000 at a redemption price equal to 109.875% of the principal amount of the new notes plus accrued interest to but excluding the redemption date.



     If less than all the new notes are to be redeemed, the trustee shall select, in such manner as it shall deem fair and appropriate, the particular new notes to be redeemed or any portion thereof that is an integral multiple of $1,000.



     In the event that (i) the Guarantor or the Issuer has become or would become obligated to pay any Additional Amounts as a result of (x) certain changes in or affecting withholding tax laws or (y) a Listing Failure provided that the Issuer has used reasonable best efforts to list and maintain a listing of the new notes on a "recognized stock exchange" (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988), and (ii) the Guarantor and the Issuer are unable to avoid the requirement to pay such Additional Amounts by taking reasonable measures available to them (including, without limitation, the Guarantor making payments directly to holders under the new notes guarantee, unless such payment is likely to result in adverse consequences to the Issuer or the Guarantor), then the Issuer may redeem all, but not less than all, of the new notes at any time at 100% of the principal amount thereof on the redemption date, together with accrued interest thereon, if any, to but excluding the redemption date. Prior to the publication of the notice of redemption in accordance with the foregoing, the Issuer shall deliver to the trustee an officer's certificate stating that the Issuer is entitled to effect such redemption based on a written opinion of independent tax counsel or accounting firm reasonably satisfactory to the trustee. See the heading "Additional Amounts."



     The new notes do not have the benefit of any sinking fund.

COVENANTS


     The Indenture contains, among others, the following covenants:

LIMITATION ON CONSOLIDATED DEBT


     The Guarantor may not, and may not permit any Restricted Subsidiary to, Incur any Debt unless the ratio of (a) the aggregate consolidated principal amount of Debt (which is defined in the Indenture to include the accreted value of any Debt issued at a discount) of the Guarantor outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to
(b) four (4) times the Consolidated Cash Flow Available for Fixed Charges for the most recent fiscal quarter next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such recent fiscal quarter, would be less than 7.0 to 1.0 for such period.



     Notwithstanding the foregoing limitation, the Guarantor and any Restricted Subsidiary may Incur the following:



          (1) Debt under Credit Facilities in an aggregate principal amount at any one time not to exceed $200 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding under all Credit Facilities, does not exceed the aggregate principal amount outstanding under all Credit Facilities immediately prior to such renewal, extension, refinancing or refunding;



          (2) Debt owed by the Guarantor to any Restricted Subsidiary of the Guarantor or Debt owed by a Restricted Subsidiary of the Guarantor to the Guarantor or a Restricted Subsidiary of the Guarantor; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Guarantor of any Debt so permitted to a person other than the Guarantor or another Restricted Subsidiary of the Guarantor or (y) such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions of this clause (2) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;



          (3) Debt Incurred to renew, extend, refinance or refund (x) Debt outstanding at the date of the Indenture or (y) Incurred pursuant to the first paragraph of this "Limitation on Consolidated Debt", or clause (6) or (8) of this paragraph or (z) the new notes originally issued on the date of the Indenture or new notes exchanged therefore, in each case, in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Guarantor as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Guarantor or the Restricted Subsidiary effecting such refinancing incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the new notes or Debt which is pari passu to the new notes and the new notes guarantee or Debt which is subordinate in right of payment to the new notes and the new notes guarantee, shall only be permitted if (A) in the case of any refinancing of the new notes or Debt which is pari passu to the new notes and the new notes Guarantee, the refinancing Debt is made pari passu or subordinated to the new notes and the new notes guarantee and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and (B) in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final stated maturity prior to the final stated maturity of the Debt being refinanced, and the average life of such new Debt is at least equal to the remaining average life of the Debt being refinanced (assuming that such Debt being refinanced had a final stated maturity three months later than its actual final stated maturity);



          (4) Debt in an aggregate principal amount not in excess of (A) two
              (2) times the aggregate amount of the Guarantor's Incremental Paid-in Capital minus (B) $165 million;



          (5) Debt in an aggregate principal amount not in excess of 80% of the aggregate amount of accounts receivable set forth on the most recent unaudited quarterly or audited annual financial statements of the Guarantor and its consolidated subsidiaries filed with the Commission;



          (6) Purchase Money Debt, which is incurred for the construction, acquisition and improvement of Telecommunications Assets, provided that the amount of such Purchase Money Debt does not exceed the cost of the construction, acquisition or improvement of the applicable Telecommunications Assets;





          (7) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; and



          (8) Debt not otherwise permitted to be Incurred pursuant to clauses
              (1) through (8) above, which, together with any other outstanding Debt Incurred pursuant to this clause (8), has an aggregate principal amount not in excess of $50 million at any time outstanding.



     For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, with respect to any item of Debt (x) in the event that an item of Debt meets the criteria of more than one of the types of Debt the Guarantor or a Restricted Subsidiary is permitted to Incur pursuant to the foregoing clauses (1) through (8), the Guarantor shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified and (y) any other obligation of the obligor on such Debt (or of any other Person who could have Incurred such Debt under this covenant) arising under any Guarantee, Lien or letter of credit supporting such Debt shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Debt.



     For purposes of determining compliance with the foregoing restriction on the Incurrence of Debt with respect to Debt denominated in a foreign currency, the dollar-equivalent principal amount of such foreign-currency-denominated Debt shall be calculated based on the relevant currency exchange rate in effect on the date that such foreign-currency-denominated Debt was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt, provided that (x) the dollar-equivalent principal amount of any such Debt outstanding on the closing date shall be calculated based on the relevant currency exchange rate in effect on the closing date and (y) if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded it calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.


LIMITATION ON RESTRICTED PAYMENTS

     The Guarantor:


          (A) may not, and will not permit, directly or indirectly, any Restricted Subsidiary to, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof, excluding (x) any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock),
              (y) any dividends paid to the Guarantor or a Restricted Subsidiary or (z) pro rata dividends paid on shares of Common Stock of Restricted Subsidiaries;



          (B) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value
              (x) any Capital Stock of the Guarantor or any Related Person of the Guarantor (other than a permitted refinancing) or (y) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Guarantor or any Related Person of the Guarantor or any securities convertible or exchangeable into shares of Capital Stock of the Guarantor or any Related Person of the Guarantor (other than a permitted refinancing);



          (C) may not make, or permit any Restricted Subsidiary to make, any Investment, except for Permitted Investments; and



          (D) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Guarantor or the Issuer which is subordinate in right of payment to the notes or the notes guarantee (each of clauses (A) through (D) being a "Restricted Payment")


             if:


             (1) an event of default, or an event that with the passing of time or the giving of notice, or both, would constitute an event of default, shall have occurred and be continuing; or



             (2) except with respect to Investments, upon giving effect to such
                 Restricted Payment, the Guarantor could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "Limitation on Consolidated Debt" above; or


             (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the Indenture exceeds the sum of:


                (a) (x) Consolidated Cash Flow Available for Fixed Charges since the end of the last full fiscal quarter prior to the date of the Indenture through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment (the "Calculation Period") minus (y) 1.5 times Consolidated Interest Expense for the Calculation Period plus



                (b) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any person resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Guarantor or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Cash Flow Available for Fixed Charges for the Calculation Period, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by the Guarantor or any Restricted Subsidiary in such person or Unrestricted Subsidiary plus



                (c) an amount equal to the aggregate net proceeds received after the date of the Indenture, including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), as capital contributions to the Guarantor or from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Guarantor and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Guarantor and the principal amount of Debt of the Guarantor or any Restricted Subsidiary that has been converted into Capital Stock (other than Disqualified Stock and other than by a Subsidiary) of the Guarantor after the date of the Indenture plus


                (d) $30 million.

     Notwithstanding the foregoing:


          (1) the Guarantor may pay any dividend on Capital Stock of any class of the Guarantor within 60 days after the declaration thereof if, on the date when the dividend was declared, the Guarantor could have paid such dividend in accordance with the foregoing provisions;



          (2) the Guarantor may make acquisitions of a minority equity interest in entities engaged in the Telecommunications Business; provided that


              (A) the acquisition of a majority equity interest in such entities is not then permitted or practicable under applicable law without regulatory consent or change of law,

              (B) the Board of Directors of the Guarantor determines in good faith that there is a substantial probability that such approval or change of law will be obtained,


              (C) the Guarantor or one of its Restricted Subsidiaries has the
                  right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of regulatory consent or change of law and does acquire such Voting Stock reasonably promptly upon receipt of such consent or change of law and



              (D) in the event that such consent or change of law has not been obtained within 18 months of funding such Investment, the Guarantor or one of its Restricted Subsidiaries has the right to sell such minority equity interest to the person from whom it acquired such interest, for consideration consisting of the consideration originally paid by the Guarantor and its Restricted Subsidiaries for such minority equity interest;



          (3) the Guarantor may repurchase any shares of its Common Stock or options to acquire its Common Stock from persons who were formerly directors, officers or employees of the Guarantor or any of its Subsidiaries, provided that the aggregate amount of all such repurchases made pursuant to this clause (3) shall not exceed
              $6 million, plus the aggregate cash proceeds received by the Guarantor since the date of the Indenture from issuances of its Common Stock or options to acquire its Common Stock to directors, officers and employees of the Guarantor or any of its Restricted Subsidiaries;



          (4) the Guarantor or a Restricted Subsidiary may redeem, defease, repurchase, retire or otherwise acquire or retire for value Debt of the Guarantor or the Issuer which is subordinated in right of payment to the notes or the note guarantee, as the case may be, in exchange for, or out of the proceeds of a substantially concurrent sale (other than to a Subsidiary) of, Capital Stock (other than Disqualified Stock of the Guarantor) or in a refinancing that satisfies the requirements of clause (3) of the second paragraph under "Limitation on Consolidated Debt"; and



          (5) the Guarantor and its Restricted Subsidiaries may retire or repurchase any Capital Stock of the Guarantor or of any Subsidiary of the Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Guarantor) of, Capital Stock (other than Disqualified Stock) of the Guarantor or such Restricted Subsidiary.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Guarantor may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Guarantor:


          (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Guarantor or any other Restricted Subsidiary of the Guarantor or pay any Debt or other obligation owed to the Guarantor or any other Restricted Subsidiary;





(2) to make loans or advances to the Guarantor or any other Restricted Subsidiary; or



          (3) to transfer any of its property or assets to the Guarantor or any other Restricted Subsidiary.


     Notwithstanding the foregoing, the Guarantor may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

          (a) pursuant to any agreement in effect on the date of the Indenture;


          (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person so acquired and was not Incurred in anticipation of such person being acquired;



          (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof;



          (d) in the case of clause (c) above, contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Guarantor or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement;



          (e) in the case of clause (c) above, with respect to customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements;



          (f) with respect to a Restricted Subsidiary of the Guarantor imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that



             (x) the consummation of such transaction would not result in an event of default or an event that, with the passing of time or the giving of notice or both, would constitute an event of default,



             (y) such restriction terminates if such transaction is not consummated and


             (z) the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

          (g) pursuant to applicable law or required by any regulatory authority having jurisdiction over the Guarantor or any Restricted Subsidiary;


          (h) pursuant to the Indenture and the notes;



          (i) constituting a Lien otherwise permitted pursuant to "Limitations on Liens"; and



          (j) other encumbrances or restrictions that are not materially more restrictive than customary provisions in comparable financings provided that the Issuer and the

              Guarantor provides an officer's certificate to the Trustee to the effect that in the opinion of the signers of such certificate such encumbrances or restrictions will not materially impact the Issuer's and Guarantor's ability to make scheduled payments of interest and principal under the notes.


LIMITATION ON ISSUANCE OF GUARANTEES OF DEBT BY RESTRICTED SUBSIDIARIES


     The Guarantor will not permit any Restricted Subsidiary, directly or indirectly, to incur any Guarantee of any Debt of the Guarantor or the Issuer (other than the notes) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee by such Subsidiary of the notes; any Subsidiary Guarantee by such Subsidiary of the notes (x) will be senior in right of payment to any Guarantee of Subordinated Debt of the Guarantor or the Issuer and (y) will be pari passu with or senior to any Guarantee of any other Debt of the Guarantor or the Issuer.



     Notwithstanding the foregoing, any Subsidiary Guarantee may provide by its terms that it shall be automatically and unconditionally released and discharged upon:



           (i) any sale, exchange or transfer, to any person not an Affiliate of the Guarantor, of all of the Guarantor's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture); or



           (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.


LIMITATION ON LIENS


     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes (x) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Guarantor which is subordinate in right of payment to the notes, prior to such Debt as to such property for so long as such Debt will be so secured.


     The foregoing restrictions shall not apply to:


          (1) Liens existing on the date of the Indenture and securing Debt outstanding on the date of the Indenture;



          (2) Liens securing Debt outstanding or available under all Credit Facilities to the extent such Debt is permitted under clause
              (i) of the "Limitation in Consolidated Debt";





(3) Liens in favor of the Guarantor or any Restricted Subsidiary of the Guarantor;



          (4) Liens on real or personal property of the Guarantor or a Restricted Subsidiary of the Guarantor acquired, constructed or constituting improvements made after the date of original issuance of the notes to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the Indenture, provided, however, that



             (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Liens,

             (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property and



             (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Debt;





(5) Liens to secure Acquired Debt, provided, however, that



             (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and



             (b) such Lien does not extend to or cover any other asset;



          (6) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (2), (4) and (5) so long as the principal amount of Debt so secured is not increased except as otherwise permitted under clause (3) of "--Limitation on Consolidated Debt" and, in the case of Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by a Lien referred to in the foregoing clause (1), (4) or (5), such Liens do not extend to any other property; and





(7) Permitted Liens.


LIMITATION ON ASSET DISPOSITIONS


     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, make any Asset Disposition in one or more related transactions unless:



          (a) the Guarantor or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith and, in the case of an Asset Disposition in an amount greater than $5 million, evidenced by a resolution of the Board of Directors filed with the Trustee; and





          (b) at least 75% of the consideration for such disposition consists of:



             (1) cash or readily marketable cash equivalents or the assumption of Debt of the Guarantor or the Issuer (other than Debt that is subordinated to the notes and the notes guarantee) or of a Restricted Subsidiary and release from all liability on the Debt assumed; or



             (2) Telecommunications Assets; provided that this limitation shall not apply to the issuance or sale of Capital Stock of deltathree or RSL Australia, our Australian subsidiary.



     In the event and to the extent that the Net Available Proceeds received by the Guarantor or any of its Restricted Subsidiaries from one or more Asset Dispositions occurring on or after the closing date in any period of 12 consecutive months exceed 10% of Consolidated Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Guarantor and its subsidiaries have been filed with the Commission), then the Guarantor or the Issuer shall or shall cause the relevant Restricted Subsidiary to:



          (1) within twelve months after the date Net Available Proceeds so received exceed 10% of Consolidated Tangible Assets:

             (A) apply an amount equal to such excess Net Available Proceeds to permanently repay unsubordinated Debt of the Guarantor or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant or Debt of any other Restricted Subsidiary, in each case owing to a person other than the Guarantor or any of its Restricted Subsidiaries; or



             (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in Telecommunications Assets; and



          (2) apply (no later than the end of the twelve-month period referred to in clause (1)) such excess Net Available Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Dispositions" covenant.



     The amount of such excess net available proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."



     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Dispositions" covenant totals at least $10 million, the Issuer shall repay any Debt of the Guarantor or any Restricted Subsidiary to the extent the terms of such Debt require repayment prior to an Offer to Purchase being made hereunder (including by way of an offer to purchase to the holders of such Debt, if so required). To the extent there are Excess Proceeds after such repayment (or offer to purchase), the Issuer must commence, not later than the fifteenth business day of such month (or if later, the fifteenth business day after the expiration of any such required offer to purchase), and consummate an Offer to Purchase from the holders of the notes on a pro rata basis an aggregate principal amount of such notes on the relevant Payment Date equal to the Excess Proceeds on such date not applied or to be applied pursuant to the first sentence of this paragraph, at a purchase price equal to 100% of the principal amount of the notes, plus, in each case, accrued interest (if any) to but excluding the Payment Date and, to the extent required by the terms thereof, any other Debt of the Guarantor that is pari passu with the notes at a price no greater than 100% of the principal amount (or 100% of the accreted value in the case of original issue discount Debt) thereof plus accrued interest to but excluding the date of purchase. To the extent there are any remaining Excess Proceeds following the completion of the Offer to Purchase, the Issuer must repay such other Debt of the Guarantor or Debt of a Restricted Subsidiary of the Guarantor, to the extent permitted under the terms thereof and, to the extent there are any remaining Excess Proceeds after such repayment, the Issuer shall apply such amount to any other use as determined by the Issuer which is not otherwise prohibited by the Indenture.


LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES


     The Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of the Guarantor or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of the Guarantor to any Person other than the Guarantor or a Wholly-Owned Restricted Subsidiary of the Guarantor except:



           (i) a sale of all of the Capital Stock of such Restricted Subsidiary owned by the Guarantor and any Restricted Subsidiary of the Guarantor that complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply;


           (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;

          (iii) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded;



          (iv) issuances of not more than 49% of the Voting Stock and equity interest in a Restricted Subsidiary engaged in the Telecommunications Business:



             (1) in connection with the acquisition of such Restricted
                 Subsidiary or of Telecommunications Assets acquired or to be acquired by the Guarantor or a Restricted Subsidiary; or



             (2) to a Strategic Investor, provided that the Guarantor complies with the provisions described under "Limitation on Asset Dispositions" above to the extent such provisions apply; and



          (v) issuances or sales of Capital Stock of each of deltathree and RSL Australia, including pursuant to stock option plans or other equity compensation and incentive plans established for each of their respective employees, directors and consultants, so long as immediately after giving effect to such issuances and sales, the issuer of such Capital Stock is a Restricted Subsidiary.


LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS


     The Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Related Person or with any Affiliate of the Guarantor or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a person that is not a Related Person or an Affiliate.


     The foregoing limitation does not limit, and shall not apply to:

           (i) transactions:

             (A) approved by a majority of the disinterested members of the
                 Board of Directors; or


             (B) for which the Guarantor or a Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm (or a subsidiary or affiliate thereof) in the United States stating that the transaction is fair to the Guarantor or such Restricted Subsidiary from a financial point of view;



           (ii) any transaction solely between the Guarantor and any of its Wholly-Owned Restricted Subsidiaries or solely between Wholly-Owned Restricted Subsidiaries; and



          (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Guarantor and any other person with which the Guarantor files a consolidated tax return or with which the Guarantor is part of a consolidated group for tax purposes.


     Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Affiliates and Related Persons" covenant and not covered by clauses (ii) through (iii) of this paragraph must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above, unless the aggregate amount of such transaction is less than $5 million in value.

CHANGE OF CONTROL


     Unless the Issuer has theretofore exercised its right to redeem all of the notes in accordance with the Indenture, within 30 days of the occurrence of a Change of Control, the Issuer will be required to make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest to but excluding the date of purchase. A "Change of Control" will be deemed to have occurred at such time as either:



           (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Guarantor on a fully diluted basis and such ownership is greater than the amount of voting power of the Voting Stock of the Guarantor, on a fully diluted basis, held by the Existing Stockholders and their Affiliates on such date;



           (ii) individuals who on the closing date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Guarantor's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the closing date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or



          (iii) all of the Common Stock of the Issuer is not beneficially owned by the Guarantor (other than directors' qualifying shares). (Section 1017)



     In the event that the Issuer makes an Offer to Purchase the notes the Issuer and the Guarantor intend to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.


REPORTS


     The Guarantor and the Issuer have agreed that, for so long as any notes remain outstanding, each will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, the Guarantor and the Issuer will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Guarantor or the Issuer is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In the event the Guarantor or the Issuer shall cease to be required to file SEC reports pursuant to the Exchange Act, the Guarantor and the Issuer will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the trustee. The Guarantor and the Issuer will furnish copies of the SEC reports to the holders of notes at the time the Guarantor or the Issuer is required to file the same with the trustee and will make such information available to investors who request it in writing.


MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS


     Neither the Guarantor nor the Issuer may, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other person or permit any other person to consolidate with or merge into the Guarantor or the Issuer, or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other person, unless:



          (1) in a transaction in which the Guarantor or the Issuer, as applicable does not survive or in which the Guarantor or the Issuer sells, leases or otherwise disposes of all or substantially all of its assets to any other person (other than, in any such case, the Guarantor or the Issuer), the successor entity to the Guarantor or the Issuer is organized under the laws of the United States of America or any State thereof or the District of Columbia, the British Virgin Islands, Cayman Islands, The Netherlands, Ireland or Jersey and shall expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of the Guarantor's or the Issuer's obligations under the Indenture;



          (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Guarantor or a Subsidiary as a result of such transaction as having been Incurred by the Guarantor or such Subsidiary at the time of the transaction, no event of default or event that with the passing of time or the giving of notice, or both, would constitute an event of default shall have occurred and be continuing;



          (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Guarantor (or other successor entity to the Guarantor) is equal to or greater than that of the Guarantor immediately prior to the transaction;



          (4) if, as a result of any such transaction, property or assets of the Guarantor or any Subsidiary would become subject to a Lien prohibited by the provisions of the Indenture described under "Limitation on Liens" above, the Guarantor or the successor entity to the Guarantor shall have secured the new notes as required by said covenant;



          (5) in the event that the continuing person is incorporated in a jurisdiction other than the United States or the jurisdiction in which such person was incorporated immediately prior to such transaction:



             (A) the Issuer delivers to the trustee an opinion of counsel stating that the obligations of the continuing person under the Indenture are enforceable under the laws of the new jurisdiction of its incorporation to the same extent as the obligations of the Issuer or the Guarantor, as the case may be, under the Indenture immediately prior to such transaction;



             (B) the continuing person agrees in writing to submit to
                 jurisdiction and appoints an agent for the service of process, each under terms substantially similar to the terms contained in the Indenture with respect to the Issuer or the Guarantor, as the case may be;



             (C) the continuing person agrees in writing to pay Additional
                 Amounts as provided under the Indenture with respect to the Issuer or the Guarantor, as the case may be, except that such Additional Amounts shall relate to any withholding tax whatsoever regardless of any change of law (subject to exceptions substantially similar to those contained in the Indenture and described under the heading "Additional Amounts");



             (D) the Board of Directors of the Guarantor determines in good faith that such transaction will have no material adverse effect on any holder of the notes and a Board resolution to that effect is delivered to the trustee; and



             (E) the principal purpose of the continuing person being
                 incorporated in such jurisdiction is to obtain tax benefits for the Guarantor, the Issuer, their direct and indirect stockholders or the holders of the notes; and


          (6) certain other conditions are met.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)


     "Acquired Debt" means, with respect to any specified person:



      (i) Debt of any other person existing at the time such person merges with or into or consolidates with or becomes a Subsidiary of such specified person; and



     (ii) Debt secured by a Lien encumbering any asset acquired by such specified person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.



     "Affiliate" of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.



     "Asset Disposition" by any person means any transfer, conveyance, sale, lease or other disposition by such person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another person in a transaction in which such Subsidiary ceases to be a Subsidiary of the specified person, but excluding a disposition by a Subsidiary of such person to such person or a Wholly-Owned Subsidiary of such person or by such person to a Wholly-Owned Subsidiary of such person or by a Restricted Subsidiary to the Guarantor or a Restricted Subsidiary or by the Guarantor to a Restricted Subsidiary) of:



      (i) shares of Capital Stock or other ownership interests of a Subsidiary of such person,



      (ii) substantially all of the assets of such person or any of its Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or



     (iii) other assets or rights of such person or any of its Subsidiaries outside of the ordinary course of business;



provided in the case of each of the preceding clauses (i), (ii) and (iii), that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $2.0 million or more in any 12-month period.



     "Capital Lease Obligation" of any person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with generally accepted accounting principles.



     "Capital Stock" of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person.



     "Common Stock" of any person means Capital Stock of such person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of Capital Stock of any other class of such person.



     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Guarantor and its Restricted Subsidiaries for such period increased by the sum of:



          (1) Consolidated Interest Expense of the Guarantor and its Restricted Subsidiaries for such period, plus



          (2) Consolidated Income Tax Expense of the Guarantor and its Restricted Subsidiaries for such period, plus



          (3) the consolidated depreciation and amortization expense included in the income statement of the Guarantor and its Restricted Subsidiaries for such period, plus



          (4) any non-cash expense related to the issuance to employees of the Guarantor or any Restricted Subsidiary of the Guarantor of options to purchase Capital Stock of the Guarantor or such Restricted Subsidiary, plus



          (5) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity;



provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Guarantor (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Guarantor) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Guarantor or another Restricted Subsidiary of the Guarantor to the extent of such restriction.



     "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of the Guarantor and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.



     "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of the Guarantor and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):





          (1) the amortization of Debt discounts;



          (2) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;



          (3) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;



          (4) preferred stock dividends of the Guarantor and its Restricted Subsidiaries (other than dividends paid in shares of preferred stock that is not Disqualified Stock) declared and paid or payable;



          (5) accrued Disqualified Stock dividends of the Guarantor and its Restricted Subsidiaries, whether or not declared or paid;



          (6) interest on Debt guaranteed by the Guarantor and its Restricted Subsidiaries (but only to the extent such interest is actually paid by the Guarantor or a Restricted Subsidiary); and



          (7) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense;

excluding, however, any premiums, fees and expenses (and any amortization thereof) payable in connection with the offerings of the notes, all of the foregoing as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with generally accepted accounting principles.


     "Consolidated Net Income" for any period means the net income (or loss) of the Guarantor and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom:


          (1) the net income (or loss) of any person acquired by the Guarantor or a Restricted Subsidiary of the Guarantor in a pooling-of-interests transaction for any period prior to the date of such transaction,



          (2) the net income (or loss) of any person that is not a Restricted Subsidiary of the Guarantor except to the extent of the amount of dividends or other distributions actually paid to the Guarantor or a Restricted Subsidiary of the Guarantor by such person during such period,





          (3) gains or losses on Asset Dispositions by the Guarantor or its Restricted Subsidiaries,



          (4) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles,





          (5) the cumulative effect of changes in accounting principles,





          (6) non-cash gains or losses resulting from fluctuations in currency exchange rates and





          (7) the tax effect of any of the items described in clauses (1) through (6) above.



     "Consolidated Net Worth" of any person means the stockholders' equity of such person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such person.



     "Consolidated Tangible Assets" of any person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.



     "Credit Facility" means credit agreements, vendor financings or other facilities or arrangements made available from time to time to the Guarantor and its Restricted Subsidiaries by banks, other financial institutions and/or equipment manufacturers for the Incurrence of Debt, including the private or public issuance of debt securities or the provision of letters of credit and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.



     "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, the amount of:



            (i) every obligation of such person for money borrowed,



           (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,



           (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person,

           (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),



           (v) every Capital Lease Obligation of such person,



           (vi) all Receivables Sales of such person, together with any obligation of such person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,



           (vii) all obligations to redeem Disqualified Stock issued by such person,



          (viii) every obligation under Interest Rate and Currency Protection Agreements of such person and



           (ix) every obligation of the type referred to in clauses (i) through
                (viii) of another person and all dividends of another person the payment of which, in either case, such person has Guaranteed to the extent the same is Guaranteed by such person.



     The "amount" or "principal amount" of Debt at any time of determination as used herein represented by:



          (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles,



          (b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Guarantor or a Restricted Subsidiary of the Guarantor) thereof to the extent such person is liable therefore, excluding amounts representative of yield or interest earned on such investment or



          (c) any Disqualified Stock shall be the maximum fixed redemption or repurchase price in respect thereof.



     "Disqualified Stock" of any person means any Capital Stock of such person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such person, any Subsidiary of such person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes, provided, however, that any preferred stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such preferred stock upon the occurrence of a Change of Control occurring prior to the final maturity of the constitute Disqualified Stock if the change of control provisions applicable to such preferred stock are no more favorable to the holders of such preferred stock than the provisions applicable to the notes contained in the covenant described under "Change of Control" and such preferred stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provisions prior to such person's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "Change of Control."



     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's Ratings Service or Moody's Investors Service, Inc. at the time as of which any investment or rollover therein is made.



     "Existing Stockholders" means (A) R.S. Lauder, Gaspar & Co., L.P., ("RSLAG"), (B) partners in RSLAG and Lauder Gaspar Ventures LLC and their Affiliates, in each case as of the Closing Date, (C) Itzhak Fisher, Ronald S. Lauder, Leonard A. Lauder, Jacob Z. Schuster, Nir Tarlovsky, Nesim N. Bildirici, Andrew Gaspar and Eugene Sekulow, (D) family members of any of the foregoing,

(E) trusts, the only beneficiaries of which are persons or entities described in clauses (A) through (D) above and (F) partnerships which are controlled by the persons or entities described in clauses (A) through (D) above.



     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of Investment therein.



     "Guarantee" by any person means any obligation, contingent or otherwise, of such person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person:



           (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,



           (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or



          (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed" and "Guaranteeing" shall have meanings correlative to the foregoing);



provided, however, that the Guarantee by any person shall not include endorsements by such person for collection or deposit, in either case, in the ordinary course of business.



     "Incremental Paid-in Capital" means as of any date the cumulative aggregate amount of the increase in paid-in capital (determined in accordance with generally accepted accounting principles applied on a consistent basis) since September 30, 1997, as determined based on the most recent unaudited quarterly or audited annual financial statements of the Guarantor and its consolidated subsidiaries filed with the SEC, as compared with the Guarantor's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.



     "Incur" means, with respect to any Debt or other obligation of any person, to create, issue, incur (by conversion, exchange or otherwise), assume, enter into a Guarantee in respect of or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.



     "Interest Rate or Currency Protection Agreement" of any person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.



     "Investment" by any person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other person, including any payment on a Guarantee of any obligation of such other person, but excluding any loan, advance or extension of credit to an employee of the Guarantor or any of its

Subsidiaries in the ordinary course of business and commercially reasonable extensions of trade credit. Without limiting the foregoing, the term "Investment" shall include:



           (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and



          (ii) the fair market value of the Capital Stock (or any other Investment), held by the Guarantor or any of its Restricted Subsidiaries, of (or in) any person that has ceased to be a Restricted Subsidiary.



For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Guarantor or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,
(ii) the fair market value of the assets (net of liabilities (other than liabilities to the Guarantor or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing, an acquisition of assets (including, without limitation, Capital Stock or rights to acquire Capital Stock) by the Guarantor or any of its Restricted Subsidiaries shall be deemed not to be an Investment to the extent that the consideration therefor consists of Common Stock of the Guarantor.



     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).



     "Marketable Securities" means:



           (i) Government Securities;



           (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;



           (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Guarantor) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to Standard & Poor's Ratings Service or "P-1" (or higher) according to Moody's Investor Service, Inc.;



          (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;



           (v) time deposits, certificates of deposit, bank promissory notes and bankers' acceptances maturing not more than 180 days after the acquisition thereof and guaranteed or issued by any of the ten largest banks (based on assets as of the immediately preceding December 31), organized under the laws of any jurisdiction in which one of the Restricted Subsidiaries does business or any foreign country recognized by the United States and which are not under intervention, bankruptcy or similar proceeding, not to exceed $10 million outstanding at any one term; and



          (vi) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.



     "Net Available Proceeds" from any Asset Disposition by any person means cash or readily marketable cash equivalents received (including amounts received by way of sale or discounting of any note installment receivable or other receivable, but excluding any other consideration received in the from of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such person, net of:



           (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,



           (ii) all payments made by such person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,



           (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such person as a result of such Asset Disposition and



          (iv) appropriate amounts to be provided by such person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such person or any Subsidiary thereof, as the case may be, after such Asset Disposition including without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors of such person, in its reasonable good faith judgment;



provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.



     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Issuer by first class mail, postage prepaid, to each holder of notes at his address appearing in the note register on the date of this offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes within five Business Days after the Expiration Date. The Issuer shall notify the trustee at least 15 Business Days (or such shorter period as is acceptable to the trustee) prior to the mailing of the Offer of the Issuer's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer's request, by the trustee in the name and at the expense of the Issuer. The Offer shall contain information concerning the business of the Guarantor and its Subsidiaries which the Guarantor and Issuer in good faith believe will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Guarantor's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Issuer to make the Offer to Purchase), (iii) if applicable, appropriate proforma financial information concerning the Offer to Purchase and the events requiring the Issuer to make the Offer to Purchase and
(iv) any other information required by applicable law to be included therein). the Offer shall contain all instructions and materials necessary to enable such holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:



          a. the Section of the Indenture pursuant to which the Offer to Purchase is being made;

          b. the Expiration Date and the Purchase Date;



          c. the aggregate principal amount at maturity of the outstanding notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");



          d. the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount at maturity of notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");



          e. that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;



          f. the place or places where notes are to be surrendered for tender pursuant to the Offer to the Purchase;



          g. that interest on any note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to purchase will continue to accrue;



          h. that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;



          i. that each holder electing to tender a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if the Issuer or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the trustee duly executed by, the holder thereof or his attorney duly authorized in writing);



          j. that holders will be entitled to withdraw all or any portion of notes tendered if the Issuer (or their paying agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;



          k. that (a) if notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such notes and (b) if notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase notes having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominational of $1,000 or integral multiples thereof shall be purchased); and



          l. that in the case of any holder whose notes is purchased only in part, the Issuer shall executed, and the trustee shall authenticate and deliver to the holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the notes so tendered.



Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.



     "Permitted Interest Rate or Currency Protection Agreement" of any person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have notional amount no greater that the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.



     "Permitted Investment" means:



           (i) any Investment in the Guarantor or a Restricted Subsidiary;



           (ii) any Investment in any person as a result of which such person becomes a Restricted Subsidiary of the Guarantor or upon the making of which such person will be merged or consolidated with or into or transfer all or substantially all of its assets to the Guarantor or a Restricted Subsidiary;



           (iii) any investment in Marketable Securities;



          (iv) securities or other investments received in settlement of debts created in the ordinary course of business and owing to the ordinary course of business and owing to the Guarantor or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another person;



           (v) securities or other investments received as consideration in sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the "Limitation on Asset Sales" covenant; and



          (vi) other investments not in excess of $50 million in the aggregate at any time outstanding.



     "Permitted Liens" means:



          (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, it any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor;



          (b) other Liens incidental to the conduct of the Guarantor's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Guarantor's and its Subsidiaries' property or assets when taken as a whole, or materially impair the use of such assets and property in the operation of its business;



          (c) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Guarantor to secure Debt owing to the Guarantor;



          (d) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;



          (e) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);



          (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Guarantor or its Restricted Subsidiaries;



          (g) Liens on Capital Stock of Restricted Subsidiaries securing obligations not exceeding $75 million at any time outstanding of the Guarantor or any Restricted Subsidiary to repurchase or redeem shares of Capital Stock of such Restricted Subsidiary held by Persons who are not Affiliates or Related Persons of the Guarantor;



          (h) Liens arising out of judgments or awards against the Guarantor or any Restricted Subsidiary with respect to which the Guarantor or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Guarantor or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and



          (i) any interest or title of a lessor in the property subject to any lease other than a Capital Lease.



     "Purchase Money Debt" means Debt of the Guarantor (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Guarantor or any Restricted Subsidiary of the Guarantor of any Telecommunications Assets of the Guarantor or any Restricted Subsidiary of the Guarantor, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.



     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.



     "Receivables Sale" of any person means any sale of Receivables of such person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.



     "Related Person" of any person means any other person directly or indirectly owning



          (a) 5% or more of the outstanding Common Stock of such person (or, in the case of a person that is not a corporation, 5% or more of the outstanding equity interest in such person) or



          (b) 5% or more of the combined outstanding voting power of the Voting Stock of such person, except that, for purposes of the covenant entitled "Transactions with Affiliates and Related Persons," Related Person means any other person directly or indirectly owning 10% or more of the combined outstanding voting power of the Voting Stock of such person (or, in the case of a person that is not a corporation, 10% or more of the outstanding equity interest in such person).



     "Restricted Subsidiary" means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.



     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:



           (i) for the most recent fiscal year of the Guarantor, accounted for more than 10% of the consolidated revenues of the Guarantor and its Restricted Subsidiaries; or



          (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Guarantor and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Guarantor for such fiscal year.



     "Strategic Investor" means a corporation, partnership or other entity engaged in the Telecommunications Business that has, or 80% or more of the Voting Stock of which is owned by a person that has, an equity market capitalization or paid in capital, at the time of any Investment by such corporation, partnership or other entity in a Restricted Subsidiary pursuant to
(iv)(2) of


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

"Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries", in excess of $100 million.



     "Subordinated Debt" means Debt of the Guarantor or its Restricted Subsidiaries as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the notes to at least the following extent:



           (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the notes exists;



           (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the notes, upon notice by 25% or more in principal amount of the notes to the trustee, the trustee shall have the right to give notice to the Guarantor or such Restricted Subsidiary and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and



          (iii) such Debt may not:



             (x) provide for payments of principal of such Debt at the stated
                 maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Guarantor or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final stated maturity of the notes; or



             (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Guarantor or such Restricted Subsidiary) of such other Debt at the option of the holder thereof prior to the final stated maturity of the notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Guarantor or such Restricted Subsidiary) which is conditioned upon a change of control of the Guarantor pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Guarantor's or such Subsidiary's repurchase of the notes required to be repurchased by the Guarantor pursuant to the provisions described under "Change of Control").



     "Subsidiary" of any person means:



           (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock, of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof; or



          (ii) any other person (other than a corporation) in which such person, or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.



     "Subsidiary Guarantor" means a Subsidiary of the Guarantor that has unconditionally guaranteed, by supplemental indenture substantially in the form attached to the Indenture and satisfactory to the trustee, the payment in full of the principal of (and premium, if any) and interest on the notes.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business, including a majority of the Voting Stock of a person engaged in the Telecommunications Business.



     "Telecommunications Business" means the business of:



           (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities;



           (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business; or



          (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
                (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Guarantor.



     "Unrestricted Subsidiary" means:



           (i) any Subsidiary of the Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary of the Guarantor by the Board of Directors in the manner provided below and



          (ii) any Subsidiary of an Unrestricted Subsidiary.



The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Guarantor or any Restricted Subsidiary; provided that:



             (A) any Guarantee by the Guarantor or any Restricted Subsidiary of
                 any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt and an "Investment" by the Guarantor or such Restricted Subsidiary (or both, if applicable) at the time of such designation, in each case, to the extent such Debt is so Guaranteed by the Guarantor or such Restricted Subsidiary;



             (B) either



                 (I) the Subsidiary to be so designated has total assets of
                     $1,000 or less or



                (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described herein and



             (C) if applicable, the Incurrence of Debt and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Consolidated Debt" and "Limitation on Restricted Payments" covenants described herein.



     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Guarantor could Incur $1.00 of additional Debt under the first paragraph of the "Limitation on Debt" covenant described below and (y) no default or event of default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.



     "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.



     "Wholly-Owned Subsidiary" of any person means a Subsidiary of such person all of the outstanding Voting Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such person or by one or more Wholly-Owned Subsidiaries of such person or by such person and one or more Wholly-Owned Subsidiaries of such person.





DESCRIPTION OF GUARANTEE BY RSL COMMUNICATIONS, LTD.



     The Guarantor has unconditionally and irrevocably guaranteed the due and punctual payment of the principal of and interest on and other amounts payable under the new notes, when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise; provided that the new notes guarantee shall not be enforceable against the Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such new notes guarantee. The obligations of the Guarantor under the new notes guarantee will be direct, unsecured and unsubordinated obligations of the Guarantor and will rank pari passu with other existing and future direct, unsecured and unsubordinated obligations of the Guarantor. The new notes guarantee, as applicable, will effectively rank junior to any secured indebtedness of the Guarantor to the extent of the assets securing such indebtedness.


EVENTS OF DEFAULT


     The following are events of default under the Indenture:



          (a) failure to pay principal of (or premium, if any, on) any note when due;



          (b) failure to pay any interest on any note when due, continued for 30 days;



          (c) default in the payment of principal and interest on new notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" when due and payable;


          (d) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales of Assets" and "Limitation on Asset Dispositions";


          (e) failure to perform any other covenant or agreement of the Issuer or Guarantor under the Indenture or the Notes continued for 60 days after written notice to the Issuer by the Trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding notes;



          (f) default under the terms of any instrument evidencing or securing Debt of the Guarantor, the Issuer or any Subsidiary having an outstanding principal amount of $10.0 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due;



          (g) the rendering of a final judgment or judgments (not subject to appeal) against the Guarantor, the Issuer or any Subsidiary of an amount in excess of $10.0 million (net of indemnities and funds actually received or to be received within 90 days of such judgment) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and



          (h) certain events of bankruptcy, insolvency or reorganization affecting the Guarantor, the Issuer or any Significant Subsidiary. (Section 501)



Subject to the provisions of the Indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Section 512)



     If an event of default (other than an event of default described in clause
(h) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes may accelerate the principal amount of the notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal amount have been cured or waived as provided in the Indenture. If an event of default specified in clause (h) above occurs, the outstanding notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. (Section 502) For information as to waiver of defaults, see the heading "Modification and Waiver".



     No holder of any note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal amount of and premium, if any, or interest on such note on or after the respective due dates expressed in such note. (Section 508)



     The Guarantor and the Issuer are required to furnish to the trustee quarterly a statement as to the performance by the Guarantor and the Issuer of certain of their obligations under the Indenture and as to any default in such performance.





DEFEASANCE



     DEFEASANCE AND DISCHARGE. The Indenture provides that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuer has irrevocably deposited or caused to be irrevocably deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest, premium, if any, and principal in respect thereof in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all state and local taxes or other charges and assessments in respect thereof payable by the trustee,the principal amount of, premium, if any, and accrued interest on the notes on the stated maturity of such principal or interest or upon earlier redemption in accordance with the terms of the Indenture and the notes, (B) the Issuer has delivered to the trustee either (i) a ruling based on relevant law and practice at the time directed to the trustee from the Inland Revenue or other relevant tax authority to the effect that the holders will not recognize income, gain or loss for U.K. income tax as a result of the Issuer's exercise, disregarding U.K. income tax on any amounts that would have been received but for such exercise of its option under this "Defeasance" provision and will be subject to U.K. income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised or
(ii) an opinion of counsel to the same effect as the ruling described in clause
(i) above, (C) the Issuer has delivered to the trustee (i) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for U.S. federal income tax as a result of the Issuer's exercise of its option under this "Defeasance" provision and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling published by the Internal Revenue Service to the same effect unless there has been a change in relevant U.S. federal income tax law after the closing date or (y) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (ii) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (D) immediately after giving effect to such deposit on a pro forma basis, no default or event of default, or event that after the giving of notice or lapse of time or both would become a default or an event of default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (E) if at such time the notes are listed on a national securities exchange, the Issuer has delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of the Issuer's exercise of its option under this "Defeasance" provision, and (F) the Issuer shall have delivered to the trustee an officer's certificate and an opinion of counsel, in each case stating that all the above conditions precedent have been complied with.



     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under "Mergers, Consolidations and Certain Sale of Assets" and all the covenants described herein under "Covenants" (other than "Mergers, Consolidations and Certain Sales of Assets"), clauses (c), (f) and (g) under "Events of Default" with respect to such clauses
(3) and (4) under "Mergers, Consolidations and Certain Sale of Assets" and such covenants and clauses (c), (f) and (g) under "Events of Default" shall be deemed not to be events of default, upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the stated maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (C)(ii) and (D) of the preceding paragraph and the delivery by the Issuer to the trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and events of default, and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.



     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default, that remains applicable, the amount of money and/or U.S. Government obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, the Issuer will remain liable for such payments and the note guarantee with respect to such payments will remain in effect.

MODIFICATION AND WAIVER


     Modifications and amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in aggregate principal amount at maturity of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note, affected thereby, (a) change the due date of any installment of principal or interest on any notes, (b) reduce the principal amount at maturity of, (or the premium) or interest on, any notes, (c) change the currency of payment of principal of, (or premium) or interest on, any notes,
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any notes, (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding notesnecessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the holders thereof. (Section 902)



     The holders of a majority in aggregate principal amount at maturity of the outstanding notes, on behalf of all holders of notes, may waive compliance by the Guarantor with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount at maturity of the outstanding notes, on behalf of all holders of notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase.



     Notwithstanding the foregoing, without the consent of any holder of notes, the Guarantor and the Trustee may amend or supplement the Indenture and the notes:



          (a) to cure any ambiguity, defect or inconsistency;



          (b) to provide for uncertificated notes in addition to or in place of certificated notes;



          (c) to provide for the assumption of the Issuer's obligations to holders of the notes in the case of a merger or consolidation or to secure the notes;



          (d) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or


          (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. (Section 901).

THE TRUSTEE


     The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its existence as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.



     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the Issuer or Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer, the Guarantor or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

ADDITIONAL AMOUNTS


     Payments made by the Issuer or the Guarantor pursuant to the notes or the notes guarantee will be made without withholding or deduction for taxes unless required by law. In the event of (i) any change that becomes effective after the date hereof in the laws of the U.K. or Bermuda or of any political subdivision or taxing authority thereof or therein or any change in the interpretation or administration thereof or (ii) a failure by the Issuer to list or maintain a listing of the notes on a "recognized stock exchange" (within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988) (a "Listing Failure"), the effect of which, in each case, is to require the withholding or deduction by the Issuer or the Guarantor pursuant to the notes or the notes guarantee, respectively, of any amount for taxes that would not have been required to be withheld or deducted absent such event, the Issuer or the Guarantor will pay, to the extent it may then lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and interest on the notes, after deduction for withholding for or on account of any future tax, assessment or other governmental charge will not be less than the amount provided for in the notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply in respect of:



          (a) any tax, withholding, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the U.K. or Bermuda or any political subdivision or taxing authority thereof including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a note or a note guarantee (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except for Additional Amounts with respect to taxes that would have been imposed had the holder presented the note for payment within such 30-day period;


          (b) any estate, inheritance, gift, sale, transfer or personal property tax;


          (c) any tax, assessment or other governmental charge that is withheld by reason of the failure to timely comply by the holder or the beneficial owner of the note with a request in writing of the Issuer or the Guarantor (which request shall be furnished to the Trustee) (i) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing or domicile jurisdiction as a precondition to exemption from or reduction of all or part of such tax, assessment or other governmental charge; provided, however, that this clause (c) shall not apply to limit the Issuer's or Guarantor's obligation to pay Additional Amounts if the completing and filing of the information described in subclause (i) or the declaration or other claim described in subclause (ii) would be materially more onerous in form, in procedure or in substance of information disclosed, in comparison to the information reporting requirements imposed under U.S. tax law with respect to Forms 1001, W-8 and W-9; or



          (d) any tax, withholding, assessment or other governmental charge resulting from a Listing Failure with respect to any note issued in the form of a definitive registered note pursuant to the terms of the Deposit Agreement and the relevant Indenture; or



          (e) any combination of items (a), (b),(c) and (d) above; nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any note or note guarantee to any holder who is not the sole beneficial owner of such note or note guarantee or is a fiduciary or partnership, but only to the extent that a beneficial owner, a beneficiary or a settlor with respect to a fiduciary or a member of the partnership would not have been entitled to the payment of the Additional Amount had the beneficial owner, beneficiary, settlor or member of such partnership received directly its beneficial or distributive share of the payment.



     At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if the Issuer or the Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or the Guarantor will deliver to the Trustee an officer's certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in the Indenture or in this prospectus there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. See the heading "Optional Redemption."


     The Issuer or the Guarantor, as the case may be, will also (i) make (or cause to be made) such withholding or deduction and (ii) remit (or cause to be remitted) the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or the Guarantor, as the case may be, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from each taxing authority imposing such taxes. The Issuer or the Guarantor, as the case may be, will furnish to the Trustee as promptly as practicable after the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment or, if the receipts are not obtainable, other evidence of such payments by the Issuer or the Guarantor.

CONSENT TO JURISDICTION AND SERVICE


     Each of the Guarantor and the Issuer has appointed RSL Communications N. America, Inc. as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the notes or the note guarantee and for actions brought under federal or state securities laws brought in any federal or state court located in the City of New York and will agree to submit to such jurisdiction.


GOVERNING LAW


     The Indenture, the new notes and the new notes guarantee are governed by, and construed in accordance with, the laws of the State of New York.

               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS



     The following summary describes the material U.S. federal income tax consequences of the exchange of old notes for new notes as of the date hereof. Such opinion is not binding on any taxing authority or the courts, and no U.S. tax ruling has been or will be sought. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.



     The exchange of an old note for a corresponding new note pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes because such new note will not be considered to differ materially in kind or extent from the corresponding old note. As a result, there should be no material U.S. federal income tax consequences to a holder exchanging an old note for a corresponding new note pursuant to the exchange offer.



     EACH HOLDER OF OLD NOTES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.


                   CERTAIN UNITED KINGDOM TAX CONSIDERATIONS


     The following summary describes the material U.K. income tax consequences expected to result to holders whose old notes are exchanged for new notes in the exchange offer. This summary is based on current U.K. law and U.K. Inland Revenue practice which may change prospectively or retrospectively. There can be no assurance that the U.K. Inland Revenue would not take a contrary view and no ruling from the U.K. Inland Revenue has been or will be sought.



     For U.K. tax purposes, the exchange of the old notes for the new notes will have no U.K. tax consequences for a U.S. holder who is neither resident nor ordinarily resident in the U.K., nor carries on a trade, profession or vocation in the U.K. through a branch or agency to which the notes are attributable.



                              PLAN OF DISTRIBUTION



     A broker-dealer that is the holder of old notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than old notes acquired directly from the Issuer or any affiliate of the Issuer) may exchange such old notes for new notes pursuant to the exchange offer, provided, that each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed to keep the Registration Statement effective for a period of 90 days following the closing of the exchange offer.



     The Issuer will not receive any proceeds from any sale of new notes by broker-dealers or any holder of new notes. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be an underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



     The Issuer has agreed to pay all expenses incident to the exchange offer and to the Issuer's performance of, or compliance with, the registration rights agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against any liabilities under the Securities Act.



     Following consummation of the exchange offer, the Issuer may, in its sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in the registration rights agreement. This prospectus, as it may be amended or supplemented from time to time, may be used by the Issuer in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for new notes pursuant to the terms and conditions contained herein.



                                 LEGAL MATTERS



     Certain matters relating to the new notes are being passed upon for us by Debevoise & Plimpton, New York, New York and by Levinson Gray, London, United Kingdom.



     Certain matters relating to the new notes and the new notes guarantee are being passed upon for us by Conyers, Dill & Pearman, Hamilton, Bermuda.





                                    EXPERTS



The financial statements and the related financial statements schedules incorporated in this prospectus by reference from the Guarantor's annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES


     The Guarantor is a Bermuda corporation and the Issuer is a United Kingdom corporation. Certain of their directors and officers, and certain of the experts named herein, are not residents of the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in the United States courts. The Guarantor has been advised by its legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, or liabilities predicated upon U.S. Federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions. The Issuer has been advised by its legal counsel in the United Kingdom, that there is doubt as to the enforceability of certain civil liabilities under U.S. Federal securities laws in original actions of English courts, but that, subject to certain exceptions and time limitations, English courts may treat a final and conclusive judgment of a U.S. court for a liquidated amount as a debt enforceable by fresh proceedings in the English courts. Such counsel has expressed no opinion, however, as to whether an enforcement by an English court of any judgment would be in pounds sterling or as of which date, if any, the determination of the applicable exchange rate from U.S. dollars to pounds sterling may be made.

                      WHERE YOU CAN FIND MORE INFORMATION



     The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934 and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the reports, proxy statements and other information we file with the Commission at its public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may also obtain information about us from the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048 or by calling the Public Reference Room of the Commission at 1-800-SEC-0330. Copies of these materials can be obtained at prescribed rates. Our filings with the Commission are also available on the Commission's home page on the Internet at http://www.sec.gov.



     We have filed with the Commission a Registration Statement on Form S-4. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety to such reference.

                      [This page intentionally left blank]

         ------------------------------------------------------------
         ------------------------------------------------------------
         ------------------------------------------------------------
         ------------------------------------------------------------


     You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any person to provide you with information different from the information contained in this prospectus. This prospectus is not an offer to sell and it does not seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                               ------------------

                               TABLE OF CONTENTS


                                                                       Page
                                                                       ----
     Incorporation of Certain Documents By Reference.................     2
     Certain UK Related Regulatory Issues............................     2
     Summary.........................................................     3
     Risk Factors....................................................     7
     The Exchange Offer..............................................    22
     Description of Certain Indebtedness.............................    29
     Description of the New Notes and the New Notes Guarantee........    35
     Certain United States Federal Income Tax Considerations.........    72
     Certain United Kingdom Tax Considerations.......................    72
     Plan of Distribution............................................    72
     Legal Matters...................................................    73
     Experts.........................................................    73
     Service of Process and Enforcement of Liabilities...............    73
     Where You Can Find More Information.............................    74


                                  $175,000,000

                             RSL COMMUNICATIONS PLC


                     9 7/8% Senior Exchange Notes due 2009



                     Guaranteed as to payment of principal
                                and interest by


                            RSL COMMUNICATIONS, LTD.

                               ------------------

                                    [LOGO]

                               ------------------

         ------------------------------------------------------------
         ------------------------------------------------------------
         ------------------------------------------------------------
         ------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Bermuda law and the Registrant's Memorandum of Association and bye-laws, the directors, secretary and other officers for the time being of the Registrant and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Registrant and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.


     Under the laws of the United Kingdom and the Issuer's Articles of Association, except in the case of fraud or misconduct, the directors and officers of the Issuer are indemnified out of the assets of the Issuer against all losses or liabilities which they may sustain or incur in or about the execution of the duties of their office or otherwise and no director or officer of the Issuer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Issuer in the execution of the duties of their office or in relation thereto.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
   *3.1    -- Certificate of Incorporation of RSL Communications PLC,
              issued by the Registrar of Companies for England and Wales on July 25, 1996.
   *3.2    -- Memorandum of Association of RSL Communications PLC, filed with the Registrar of Companies for England and Wales on
              July 25, 1996.
   *3.3    -- Articles of Association of RSL Communications PLC, filed with the Registrar of Companies for England and Wales on
              July 25, 1996.
   *3.4    -- Certificate of Incorporation of RSL Communications, Ltd.,
              issued by the Bermuda Registrar of Companies on March 14,
              1996.
   *3.5    -- Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of Companies on March 14, 1996.
  **3.6    -- Bye-Laws of RSL Communications, Ltd. (as amended to date).
  ##4.1    -- Note Deposit Agreement, dated as of May 13, 1999, among RSL
              Communications PLC, RSL Communications, Ltd. and The Chase
              Manhattan Bank, as Book-Entry Depositary.
  ##4.2    -- Indenture, dated as of May 13, 1999, by RSL Communications
              PLC, RSL Communications, Ltd. to The Chase Manhattan Bank,
              as Trustee.
  ##4.3    -- Exchange and Registration Rights Agreement, dated as of May
              13, 1999, among RSL Communications PLC, RSL Communications,
              Ltd. and Goldman Sachs & Co.
    4.4    -- First Supplemental Indenture, dated as of September 28,
              1999, by RSL Communications PLC and RSL Communications, Ltd.
              to The Chase Manhattan Bank, as Trustee, regarding 9 7/8%
              Senior Notes due 2009.
  ###5.1   -- Opinion of Conyers, Dill & Pearman.
  ###5.2   -- Opinion of Levinson Gray.
  ###5.3   -- Opinion of Debevoise & Plimpton.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
  *10.1    -- Indenture, dated October 3, 1996, by and among RSL
              Communications PLC, RSL Communications, Ltd. and The Chase
              Manhattan Bank, as Trustee, containing, as exhibits,
              specimens of 12 1/4% Senior Notes due 2006.
  *10.2    -- Note Deposit Agreement, dated October 3, 1996, by and among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank, as Book-Entry Depositary.
  *10.3    -- Collateral Pledge and Security Agreement, dated October 3,
              1996, by and among RSL Communications PLC and Trustee.
++++10.4   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
++++10.5   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
++++10.6   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
++++10.7   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
++++10.8   -- Note Deposit Agreement, dated as of March 16, 1998, by and between RSL Communications PLC and The Chase Manhattan Bank as Book-Entry Depositary.
++++10.9   -- Indenture, dated as of March 16, 1998, by RSL Communications
              PLC and RSL Communications, Ltd. to The Chase Manhattan Bank
              as Trustee.
  *10.10   -- Warrant Agreement, dated October 3, 1996, between RSL
              Communications, Ltd., as Issuer, and The Chase Manhattan
              Bank, as warrant agent.
  *10.11   -- Warrant Registration Rights Agreement, dated October 3,
              1996, between RSL Communications, Ltd., as issuer, and The
              Chase Manhattan Bank, as warrant agent.
  *10.12   -- Amendment to the Revolving Credit Facility, dated
              August 20, 1996, from The Chase Manhattan Bank to RSL
              Communications, Inc.
  *10.13   -- Amendment to the Revolving Credit Facility, dated
              September 10, 1996, from The Chase Manhattan Bank to RSL
              Communications, Ltd.
  *10.14   -- Subordinated Promissory Note, dated September 10, 1996, from
              RSL Communications, Ltd. to Ronald S. Lauder.
  *10.15   -- Warrant for 210,000 shares of Class B Common Stock of RSL
              Communications, Ltd. issued to Ronald S. Lauder on
              September 10, 1996.
  *10.16   -- Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and Ronald S. Lauder.
  *10.17   -- RSL Communications, Ltd.'s 1995 Amended and Restated Stock
              Option Plan.
  *10.18   -- Memorandum of Agreement, dated July 30, 1996, between
              International Telecommunications Corporation and Codetel.
  *10.19   -- General Purchase Agreement, dated September 14, 1995,
              between Ericsson Inc. and International Telecommunications
              Corporation.
  *10.20   -- Lease Agreement between AB LM Ericsson Finans and
              International Telecommunications Corporation.
  *10.21   -- Lease Agreement, dated April 10, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.22   -- Lease Agreement, dated December 30, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.23   -- Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint Telecommunications
              France Inc.
  *10.24   -- Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena Vermogensverwaltungs-GmbH, Sprint
              Telecommunication Services GmbH and Sprint Fon Inc.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
  *10.25   -- Asset Purchase Agreement, August 12, 1996, by and between
              RSL COM UK Limited and Incom (UK) Ltd.
  *10.26   -- Stock Purchase Agreement, dated July 3, 1996, between RSL
              Communications Limited, Charles Piluso and International
              Telecommunications Group, Ltd.
  *10.27   -- Stock Purchase Agreement, dated September 9, 1996, between
              RSL Communications PLC, Richard Rebetti, Jr. and
              International Telecommunications Group, Ltd.
  *10.28   -- Agreement and Plan of Reorganization, dated September 9,
              1996, among RSL Communications PLC, RSL Communications, Ltd.
              and Charles Piluso.
  *10.29   -- Tax Agreement, dated September 9, 1996, between RSL
              Communications PLC, RSL Communications, Ltd. and Charles
              Piluso.
  *10.30   -- Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications, Inc. and Charles Piluso.
  *10.31   -- Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL Communications, Inc.
  *10.32   -- Amendment to the Stock Purchase Agreement, dated
              September 22, 1995, between and among International
              Telecommunications Group, Ltd., International
              Telecommunications Corporation and RSL Communications, Inc.
  *10.33   -- Stock Purchase Agreement, dated March 10, 1995, between RSL
              Communication, Inc., International Telecommunications Group,
              Ltd. and International Telecommunications Corporation.
  *10.34   -- Indemnity Agreement, dated March 10, 1995, between and among
              International Telecommunications Group, Ltd., International
              Telecommunications Corporation and RSL Communications, Inc.
  *10.35   -- Sublease, dated July 18, 1996, between RSL Communications,
              Ltd. and RSL Management Corporation.
  *10.36   -- Lease, dated as of January 15, 1997, between Longstreet
              Associates L.P. and RSL COM U.S.A., Inc.
  *10.37   -- Employment Agreement, dated January 31, 1997, between Roland
              T. Mallcott and RSL Communications, Ltd.
  *10.38   -- Amendment of Lease, dated as of December 6, 1995, between
              Hudson Telegraph Associates and International
              Telecommunications Corporation.
 **10.39   -- Shareholders Agreement of RSL Communications, Latin America,
              Ltd., dated August 4, 1997, between and among RSL
              Communications, Latin America, Ltd., RSL Communications,
              Ltd. and Coral Gates Investments Ltd.
**,***10.40 -- Delta Three, Inc. Services Agreement.
 **10.41   -- Employment Agreement, dated July 31, 1997, between Andrew C.
              Shields and RSL Communications, Ltd.
  +10.42   -- RSL Communications, Ltd. 1997 Performance Incentive Plan.
  #10.43   -- RSL Communications, Ltd. 1997 Stock Incentive Plan as
              amended.
 **10.44   -- Lease Agreement, dated June 19, 1997 for property at 430
              Park Avenue, New York, New York.
 **10.45   -- Stock Purchase Agreement of Delta Three, Inc.
 **10.46   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and RSL Communications, Ltd.
 **10.47   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  +10.48   -- RSL Communications Ltd. 1997 Directors' Compensation Plan.
 **10.49   -- Registration Rights Agreement, dated September 2, 1997, among RSL Communications, Ltd., Ronald S. Lauder, Itzhak
              Fisher and Coral Gate Investments Ltd.
 **10.50   -- International Telecommunication Services Agreement, dated
              July 1, 1995, between International Telecommunications
              Corporation and TELECOM Denmark.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
 **10.51   -- International Telecommunication Operating Agreement, dated
              July 15, 1995 between Telenor Carrier Services A.S. and
              International Telecommunications Corporation.
 **10.52   -- International Telecommunication Services Agreement, dated
              May 10, 1994, between Mercury Communications Limited and
              International Telecommunications Corporation.
 **10.53   -- Agreement Concerning Voice Distribution of International
              Telephony Traffic, undated, between Unisource Carrier
              Services AG and International Telecommunications
              Corporation.
 **10.54   -- International Telecommunications Service Agreement, dated
              May 31, 1994, between Compania Dominicana De Telefonos, C.
              Por A. and International Telecommunications Corporation.
 **10.55   -- Second Supplementary Agreement to the UK-Netherlands 14
              Cable System Construction & Maintenance Agreement, effective
              February 18, 1997, among the parties on the Annex thereto.
 **10.56   -- Fourth Supplementary Agreement to the ODIN Construction and
              Maintenance Agreement, dated October 24, 1996, among the
              parties on the Annex thereto.
 **10.57   -- Second Supplementary Agreement to Antillas I Construction &
              Maintenance Agreement, dated February 13, 1997, among the
              parties on the Annex thereto.
 **10.58   -- Canus I Cable System Indefeasible Right of Use Agreement and
              Financing Agreement, dated June 4, 1996, between Optel
              Communications, Inc. and International Telecommunications
              Corporation.
 **10.59   -- Cantat-3 Cable System Indefeasible Right of Use Agreement
              and Financing Agreement, dated March 12, 1996, between
              Teleglobe Cantat-3 Inc. and International Telecommunications
              Corporation.
 **10.60   -- PTAT-1 Submarine System Indefeasible Right of Use Agreement,
              dated May 12, 1994, between Private Transatlantic
              Telecommunications System, Inc. and International
              Telecommunications Corporation.
 **10.61   -- Third Supplementary Agreement to the TAT-12/TAT-13 Cable
              Network Construction and Maintenance Agreement, dated
              October 17, 1995, among the parties on the Annex thereto.
  *10.62   -- Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and
              Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and
              Dillon Read & Co. Inc.
+++10.63   -- Asset Purchase Agreement, dated as of April 23, 1998, by and between CBS Corporation and RSL COM U.S.A., Inc.
*****10.64 -- Restated Umbrella Agreement, dated as of June 26, 1998, among Motorola Limited, SA Motorola NV, Motorola Electronic
              GmbH, Motorola SA and RSL Communications, Ltd.
***10.65   -- Share Subscription, Share Option and Shareholders Agreement,
              dated June 10, 1998, among RSL COM Europe Ltd., RSL
              Communications, Ltd. and Metro Holding AG.
***10.66   -- Marketing and Distribution Services Agreement, dated as of
              June 10, 1998, between RSL Com Europe Ltd. and Metro Holding
              AG.
***10.67   -- Exchange Agreement, dated July 22, 1998, among Ligapart AG,
              Metro Holding AG and RSL Communications, Ltd.
***10.68   -- Amended and Restated Share Subscription, Share Option and
              Shareholders Agreement, dated July 22, 1998, among RSL COM
              Europe Ltd., RSL Communications, Ltd. and Metro Holding AG.
***10.69   -- Share Purchase Agreement, dated June 24, 1988, between
              British Columbia Railway Company and RSL Com Holdings
              Canada, Inc.
****10.70  -- Note Deposit Agreement, dated November 9, 1998, among RSL
              Communications PLC, RSL Communications, Ltd. and The Chase
              Manhattan Bank as Book-Entry Depositary.

EXHIBIT
 NUMBER       DESCRIPTION
--------      ------------------------------------------------------------
****10.71  -- Indenture, dated November 9, 1998, by RSL Communications PLC and RSL Communications, Ltd. to The Chase Manhattan Bank as
              Trustee.
******10.72 -- Note Deposit Agreement, dated December 8, 1998, among RSL
              Communications PLC, RSL Communications, Ltd., and The Chase
              Manhattan Bank as Book-Entry Depository.
******10.73 -- Indenture, dated December 8, 1998, by RSL Communications PLC and RSL Communications, Ltd. to The Chase Manhattan Bank as
              Trustee.
******10.74 -- Employment Agreement between RSL Communications, Ltd and
              Richard Williams.
******10.75 -- Employment Agreement between RSL Communications, Ltd and
              Donald Shassian.
   10.76   -- First Supplemental Indenture, dated as of September 24,
              1999, by RSL Communications PLC and RSL Communications, Ltd.
              to The Chase Manhattan Bank, as Trustee regarding 10 1/2%
              Senior Notes due 2008.
   10.77   -- First Supplemental Indenture, dated as of September 24,
              1999, by RSL Communications PLC and RSL Communications, Ltd.
              to The Chase Manhattan Bank, as Trustee, regarding 9 1/8%
              Senior Notes due 2008.
   10.78   -- First Supplemental Indenture, dated as of September 28,
              1999, by RSL Communications PLC and RSL Communications, Ltd.
              to The Chase Manhattan Bank, as Trustee, regarding 12 1/4%
              Senior Notes due 2006.
   10.79   -- First Supplemental Indenture, dated as of September 28,
              1999, by RSL Communications PLC and RSL Communications, Ltd.
              to The Chase Manhattan Bank, as Trustee, regarding 12%
              Senior Notes due 2008.
   10.80   -- First Supplemental Indenture, dated as of September 28,
              1999, by RSL Communications PLC and RSL Communications, Ltd.
              to The Chase Manhattan Bank, as Trustee, regarding 10 1/8%
              Senior Discount Notes due 2008.
   10.81   -- First Supplemental Indenture, dated as of September 28,
              1999, by RSL Communications PLC and RSL Communications, Ltd.
              to The Chase Manhattan Bank, as Trustee, regarding 10%
              Senior Discount Notes due 2008.
   12      -- Ratio of Earnings to Fixed Charges (included on page 8).
****21.1   -- Subsidiaries of the Company.
   23.1    -- Consent of Deloitte & Touche LLP (included on page II-10).
   23.2    -- Consent of Conyers, Dill & Pearman (included in
              Exhibit 5.1).
   23.3    -- Consent of Levinson Gray (included in Exhibit 5.2).
   23.4    -- Consent of Debevoise & Plimpton (included in Exhibit 5.3).
   24.1    -- Powers of Attorney (included in the signature pages to the
              Registration Statement).
###25.1    -- Statement of Eligibility and Qualification under the U.S.
              Trust Indenture Act of 1939 (Form T-1) of The Chase
              Manhattan Bank as trustee with respect to the 9 7/8% Senior
              Exchange Notes due 2009 of RSL Communications PLC.
  ##27.1   -- Financial Data Schedule.
   99.1    -- Form of Letter of Transmittal with respect to the 9 7/8%
              Senior Exchange Notes due 2009 of RSL Communications PLC.
   99.2    -- Form of Notice of Guaranteed Delivery with respect to the
              9 7/8% Senior Exchange Notes due 2009 of RSL Communications
              PLC.
   99.3    -- Form of Letter to Beneficial Holders with respect to the
              9 7/8% Senior Exchange Notes due 2009 of RSL Communications
              PLC.


------------------


        *  Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration
           No. 333-25749).
       **  Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281)
      ***  Confidential Treatment was granted by the Commission with respect to certain information contained in this exhibit.



                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     ****  Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration
           No. 333-62325).
    *****  Incorporated by reference to the Registrant's report on Form 8-K dated August 14, 1998.
   ******  Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration
           No. 333-70023).
        +  Incorporated by reference to Registrant's Registration Statement on Form S-8 (Registration No. 333-40085)
       ++  Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
           1997.
      +++  Incorporated by reference to Registrant's Report on Form 8-K/A dated August 12, 1998.
     ++++  Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration
           No. 333-46125).
        #  Incorporated by reference to Registrant's Definitive Proxy Statement filed with the Commission on
           April 30, 1999.
       ##  Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30,
           1999.
      ###  To be filed by amendment.


ITEM 22. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 29th day of October, 1999.



                                          RSL COMMUNICATIONS PLC



                                          By: /s/ Itzhak Fisher
                                              ----------------------------------
                                                       Itzhak Fisher
                                               President and Chief Executive
                                                         Officer



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Itzhak Fisher and Donald R. Shassian his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and conforming all that either said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                    TITLE                            DATE
------------------------------------------  ----------------------------------------   -------------------

                                            Director and Chairman of the
------------------------------------------  Board of Directors
            (Ronald S. Lauder)

/s/ Itzhak Fisher                           Director, President and                    October 29, 1999
------------------------------------------  Chief Executive Officer
             (Itzhak Fisher)                (Principal Executive Officer)

/s/ Donald R. Shassian                      Executive Vice President,                  October 29, 1999
------------------------------------------  Chief Financial Officer and Treasurer
           (Donald R. Shassian)             (Principal Financial Officer)

/s/ Nesim Bildirici                         Director                                   October 29, 1999
------------------------------------------
            (Nesim Bildirici)

/s/ Jacob Z. Schuster                       Director                                   October 29, 1999
------------------------------------------
           (Jacob Z. Schuster)

/s/ Eugene Sekulow                          Director                                   October 29, 1999
------------------------------------------
             (Eugene Sekulow)

/s/ Nir Tarlovsky                           Director                                   October 29, 1999
------------------------------------------
             (Nir Tarlovsky)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 29th day of October, 1999.

                                          RSL COMMUNICATIONS, LTD.


                                          By: /s/ Itzhak Fisher
                                              ----------------------------------
                                                       Itzhak Fisher
                                               President and Chief Executive
                                                         Officer


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Itzhak Fisher and Donald R. Shassian his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and conforming all that either said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                    TITLE                            DATE
------------------------------------------  ----------------------------------------   -------------------

/s/ Ronald S. Lauder                        Director and Chairman of the               October 29, 1999
------------------------------------------  Board of Directors
            (Ronald S. Lauder)

/s/ Itzhak Fisher                           Director, President and                    October 29, 1999
------------------------------------------  Chief Executive Officer
             (Itzhak Fisher)                (Principal Executive Officer)

/s/ Donald R. Shassian                      Executive Vice President,                  October 29, 1999
------------------------------------------  Chief Financial Officer
           (Donald R. Shassian)             and Treasurer
                                            (Principal Financial Officer)

/s/ Joel Beckoff                            Global Controller (Controller and          October 29, 1999
------------------------------------------  Principal Accounting Officer)
              (Joel Beckoff)
                                            Director
------------------------------------------
          (Gustavo A. Cisneros)

                SIGNATURE                                    TITLE                            DATE
------------------------------------------  ----------------------------------------   -------------------

/s/ Fred H. Langhammer                      Director                                   October 29, 1999
------------------------------------------
           (Fred H. Langhammer)

                                            Director
------------------------------------------
           (Leonard A. Lauder)

/s/ Eugene Sekulow                          Director                                   October 29, 1999
------------------------------------------
             (Eugene Sekulow)

/s/ Nicolas G. Trollope                     Director                                   October 29, 1999
------------------------------------------
          (Nicolas G. Trollope)

                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of RSL Communications, Ltd. on Form S-4 of our report dated February 19, 1999, appearing in the Annual Report on Form 10-K of RSL Communications, Ltd. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
October 28, 1999